UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

February 25, 2010

The Annual Meeting of Stockholders of TD AMERITRADE Holding Corporation (the “Company”) will be held at the Hilton Omaha, 1001 Cass Street in Omaha, Nebraska on Thursday, February 25, 2010, at 9:00 a.m., Central Standard Time, for the following purposes:

1) To elect four nominees recommended by the board of directors to the board of directors;

2) To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2010; and

3) To consider and vote upon a proposal to approve the amendment and restatement of the Company’s Long-Term Incentive Plan.

Only stockholders of record at the close of business on December 28, 2009 will be entitled to notice of and to vote at the meeting.

We have adopted the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) to most of our stockholders instead of a paper copy of this proxy statement and our 2009 Annual Report. The Internet Availability Notice contains instructions on how to access and review those documents over the Internet. We believe that this process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you received an Internet Availability Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Internet Availability Notice.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please complete and return your proxy card or vote by telephone or via the Internet by following the instructions on your Internet Availability Notice. Returning a proxy card or otherwise submitting your proxy does not deprive you of your right to attend the Annual Meeting and vote in person. Proxies are being solicited on behalf of the board of directors.

By Order of the Board of Directors

Ellen L.S. Koplow, Secretary

Omaha, Nebraska
January 8, 2010

TD AMERITRADE Holding Corporation
4211 South 102nd Street
Omaha, Nebraska 68127

PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies to be voted at the 2010 Annual Meeting of Stockholders of TD AMERITRADE Holding Corporation (the “Company”). The 2010 Annual Meeting will be held on Thursday, February 25, 2010 at 9:00 a.m., Central Standard Time, at the Hilton Omaha, 1001 Cass Street in Omaha, Nebraska. This Proxy Statement and the accompanying proxy card are first being sent to stockholders on or about January 8, 2010.

GENERAL INFORMATION ABOUT THE MEETING

Quorum and Voting Requirements

The Company has one class of common stock. Each share of common stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors. Only stockholders of record at the close of business on December 28, 2009 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, there were 588,943,147 shares of common stock issued and outstanding.

This Proxy Statement relates only to the solicitation of proxies from the stockholders with respect to the election of four Class II directors recommended by the board of directors, ratification of the appointment of the Company’s independent registered public accounting firm and approval of the amendment and restatement of the Company’s Long-Term Incentive Plan. All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the persons named as proxies in accordance with the directions given. Where no instructions are indicated on any such proxy, properly executed proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. The directors expect that shares of the common stock held by executive officers and directors of the Company will be voted “FOR” such proposals. Such shares represent approximately 12% of the common stock outstanding as of the Record Date. At this time, we are unaware of any matters, other than described above in the Notice of Annual Meeting of Stockholders, that may properly come before the Annual Meeting. If any other matters come before the Annual Meeting, the proxies in the enclosed form will confer discretionary authority on the persons named as proxies to vote in their discretion with respect to such matters.

The accompanying proxy is solicited from the holders of the Company’s common stock on behalf of the board of directors of the Company. A proxy is revocable at any time by giving written notice of revocation to the secretary of the Company prior to the Annual Meeting or by executing and delivering a later-dated proxy via the Internet, telephone or mail prior to the Annual Meeting. Furthermore, the stockholders who are present at the Annual Meeting may revoke their proxies and vote in person.

A quorum consisting of at least a majority of shares of common stock issued and outstanding must be present at the meeting for any business to be conducted. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies, including shares with respect to which votes are withheld, abstentions are cast or shares that are “broker non-votes,” will be considered present at the Annual Meeting for purposes of determining a quorum. Broker non-votes are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on “routine” matters, including the ratification of the appointment of the Company’s independent registered public accounting firm. Your broker will not have discretion to vote on “non-routine” matters absent direction from you, including the election of directors recommended by the board of directors and approval of the amendment and restatement of the Company’s Long-Term Incentive Plan.

Voting Electronically

In order to vote online or via telephone, go to the www.ProxyVote.com Web site or call the toll-free number on the proxy card or Internet Availability Notice and follow the instructions. If you choose not to vote by telephone or electronically, please complete and return the proxy card in the pre-addressed, postage-paid envelope provided.

If you received an Internet Availability Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Internet Availability Notice. If you would like to receive future stockholder materials electronically, please enroll at www.investordelivery.com. Please have the proxy card you received available when accessing the site.

PROPOSAL NO. 1

ELECTION OF DIRECTORS RECOMMENDED BY THE BOARD OF DIRECTORS

Board of Directors

The Company’s certificate of incorporation divides the Company’s board of directors into three classes, with four directors per class and with each class being elected to a staggered three-year term. J. Joe Ricketts, the Company’s founder, certain members of his family and trusts established for their benefit (collectively, the “Ricketts holders”) owned approximately 15% of our common stock as of the Record Date. The Toronto-Dominion Bank, a Canadian chartered bank, owned approximately 45% of our common stock as of the Record Date. References to “TD” or “TD Bank Financial Group” in this proxy statement refer to The Toronto-Dominion Bank and its subsidiaries. In connection with the Company’s acquisition of TD Waterhouse Group, Inc. (“TD Waterhouse”), the Ricketts holders, TD and the Company entered into a stockholders agreement (the “Stockholders Agreement”) effective June 22, 2005. Under the Stockholders Agreement, as amended, the Company’s board of directors consists of twelve members, up to five of whom may be designated by TD, up to three of whom may be designated by the Ricketts holders, one of whom is the chief executive officer of the Company, and three of whom are outside independent directors who are nominated by the Outside Independent Directors Committee and then approved by TD and the Ricketts holders. The right of each of TD and the Ricketts holders to designate directors is subject to their maintenance of specified ownership thresholds of Company common stock, as set forth in the Stockholders Agreement, as amended. See discussion under “Stockholders Agreement” for additional information regarding the terms of the Stockholders Agreement. As of the Record Date, based on their respective ownership positions in the Company, TD may designate five members of the board of directors and the Ricketts holders may designate two members. Because TD and the Ricketts holders collectively own more than 50% of the voting power of the outstanding common stock of the Company, the Company qualifies as a “controlled company” for purposes of Nasdaq Rule 4350(c) and therefore is exempt from specified director independence requirements of The Nasdaq Stock Market.

The board of directors has nominated the following persons as directors to be voted upon at the 2010 Annual Meeting: Marshall A. Cohen, William H. Hatanaka, J. Peter Ricketts and Allan R. Tessler, as Class II directors to serve terms ending at the 2013 Annual Meeting. Messrs. Cohen and Hatanaka are designees of TD, Mr. J. Peter Ricketts is a designee of the Ricketts holders and Mr. Tessler is an outside independent director. J. Joe Ricketts, Dan W. Cook III, Joseph H. Moglia and Wilbur J. Prezzano are Class III directors serving terms ending at the 2011 Annual Meeting. W. Edmund Clark, Mark L. Mitchell and Fredric J. Tomczyk are Class I directors serving terms ending at the 2012 Annual Meeting. The board of directors has determined that Messrs. Cohen, Cook, Mitchell, Prezzano, and Tessler are independent as defined in Nasdaq Rule 4200.

The board of directors knows of no reason why any of Messrs. Cohen, Hatanaka, J. Peter Ricketts and Tessler might be unavailable to serve as directors, and each has expressed an intention to serve if elected. If any of Messrs. Cohen, Hatanaka, J. Peter Ricketts and Tessler is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the board of directors may recommend. With the exception of the Stockholders Agreement, as amended, there are no arrangements or understandings between any of the persons nominated to be a Class II director and any other person pursuant to which any of such nominees was selected.

The election of a director requires the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the meeting and voting, provided a quorum of at least a majority of the outstanding shares of common stock is represented at the meeting. If you abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “non-routine” proposal, your broker does not have authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any other effect on the outcome of the election of directors. Proxies submitted pursuant to this solicitation will be voted “FOR” the election of each of Messrs. Cohen, Hatanaka, J. Peter Ricketts and Tessler as Class II directors, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MARSHALL A. COHEN, WILLIAM H. HATANAKA, J. PETER RICKETTS AND ALLAN R. TESSLER AS CLASS II DIRECTORS.

The tables below set forth certain information regarding the directors of the Company.

Nominees to Board of Directors

					Class and
					Year in
			Director		Which
Name	Age	Principal Occupation	Since		Term Expires

Marshall A. Cohen	74	Counsel, Cassels Brock & Blackwell LLP	2006		Class II 2013
William H. Hatanaka	55	Chairman and Chief Executive Officer of TD Waterhouse Canada, Inc.	2006		Class II 2013
J. Peter Ricketts	45	Founder of Drakon LLC	2007	*	Class II 2013
Allan R. Tessler	73	Chairman and Chief Executive Officer of International Financial Group, Inc.	2006		Class II 2013

*	Mr. J. Peter Ricketts previously served on the Company’s board of directors from October 1999 to May 2006 and was reelected in October 2007.

Marshall A. Cohen is counsel to Cassels Brock & Blackwell LLP, a law firm based in Toronto, Canada, which he joined in 1996. Prior to joining that firm, Mr. Cohen served as president and chief executive officer of The Molson Companies Limited from 1988 to 1996. Mr. Cohen is a director of Barrick Gold Corporation, Broadpoint.Gleacher Securities Group, Inc. and TriMas Corporation. Mr. Cohen holds a Bachelors degree from the University of Toronto, a law degree from Osgoode Hall Law School and a Masters Degree in Law from York University.

William H. Hatanaka is chairman and chief executive officer of TD Waterhouse Canada, Inc. (a wholly-owned subsidiary of TD) and group head, wealth management, for TD Bank Financial Group. He has over 30 years experience in the financial services industry. Prior to joining TD in 2003, Mr. Hatanaka was the chief operating officer for the wealth management arm of the Royal Bank of Canada. He has also held senior executive positions at brokerage firms RBC Dominion Securities, Richardson Greenshields Ltd., and Midland Walwyn Capital. Prior to

his career in the financial services industry, Mr. Hatanaka played professional football in the Canadian Football League and was a member of the 1976 Ottawa Rough Riders Grey Cup Championship team. Mr. Hatanaka is the former chairman of the board for the Investment Industry Association of Canada and is a member of the board of directors for the York University Foundation, currently co-chairing the University Capital Campaign. He is also chairman of the diversity leadership council for TD Bank Financial Group. He holds a B.A. with Honours in Sociology and Economics from York University and has completed the Advanced Management Program at the Harvard Business School.

J. Peter Ricketts is the founder of Drakon, LLC, an asset management company in Omaha, Nebraska. Mr. Ricketts previously served as a director of the Company from October 1999 to May 2006 before he resigned to campaign for election to the United States Senate for the State of Nebraska. From 1993 to 2005, Mr. Ricketts served in various leadership positions with the Company, including executive vice president and chief operating officer, corporate secretary, president of the private client division, senior vice president of strategy and business development, senior vice president of product development and senior vice president of marketing. Mr. Ricketts is the chairman of the Omaha board of Children’s Scholarship Fund. He is also a director of Chicago Baseball Holdings, LLC (the holding company for the Chicago Cubs Major League Baseball franchise), a director and president of the Platte Institute for Economic Research, Inc. and an advisory board member for the Alumni Capital Network, a private equity firm based in New York. He serves on the global advisory board for the University of Chicago Graduate School of Business, as a member of the board of directors of Bellevue University and as a member of the board of trustees for the American Enterprise Institute. Mr. Ricketts received an M.B.A. in marketing and finance and a B.A. in biology from the University of Chicago. J. Peter Ricketts is the son of J. Joe Ricketts, who serves as a director of the Company.

Allan R. Tessler has been chairman of the board and chief executive officer of International Financial Group, Inc., an international merchant banking firm, since 1987. He is also chairman of the board of Epoch Investment Partners, Inc., formerly J Net Enterprises. He has previously served as chief executive officer of J Net Enterprises, co-chief executive officer of Data Broadcasting Corporation, now known as Interactive Data Corporation, chairman of Enhance Financial Services Group, Inc. and chairman and principal shareholder of Great Dane Holdings. Mr. Tessler is the lead director and chair of the finance committee of Limited Brands, Inc. Mr. Tessler also serves as a director of EnerCrest. He serves as chairman of the board of trustees of the Hudson Institute and is a member of the board of governors of the Boys & Girls Clubs of America. Mr. Tessler holds a B.A. from Cornell University and an L.L.B. from Cornell University Law School.

Directors Not Standing For Election

					Class and
					Year in
			Director		Which
Name	Age	Principal Occupation	Since		Term Expires

J. Joe Ricketts	68	Founder of the Company	1981		Class III 2011
W. Edmund Clark	62	President and Chief Executive Officer, TD Bank Financial Group; Vice Chairman of the Company	2006		Class I 2012
Dan W. Cook III	74	Senior Advisor, MHT Partners, L.P.	2005		Class III 2011
Mark L. Mitchell	49	Principal, CNH Partners, LLC	1996	*	Class I 2012
Joseph H. Moglia	60	Chairman of the Company	2006		Class III 2011
Wilbur J. Prezzano	69	Director, The Toronto-Dominion Bank	2006		Class III 2011
Fredric J. Tomczyk	54	President and Chief Executive Officer of the Company	2008	†	Class I 2012

*	Mr. Mitchell previously served on the Company’s board of directors from December 1996 to January 2006 and was reelected in November 2006.

†	Mr. Tomczyk previously served on the Company’s board of directors from January 2006 to June 2007 and was reelected in October 2008 when he became the chief executive officer of the Company.

J. Joe Ricketts served as chairman of the Company’s board of directors until September 2008. He also held the position of chief executive officer from 1981 through February 2001, except for the period from March 1999 to May 2000, during which he was co-chief executive officer, and the period from May 2000 to August 2000, during which he did not hold the position of chief executive officer. In 1975, Mr. Ricketts became associated with the Company and began serving as a director and officer. By 1981, he acquired majority control of the Company. Prior to 1975, Mr. Ricketts was a registered representative with a national brokerage firm, an investment advisor with Ricketts & Co. and a branch manager with The Dun & Bradstreet Corporation, a financial information firm. Mr. Ricketts is a former director of the Securities Industry Association, now known as the Securities Industry and Financial Markets Association. He served as a member of the district committee for District 4 of the NASD from 1996 to 1999. Mr. Ricketts received a B.A. in Economics from Creighton University. He is the father of J. Peter Ricketts, who serves as a director of the Company.

W. Edmund Clark is president and chief executive officer of TD Bank Financial Group. Mr. Clark has served in this position since December 2002. From July 2000 until his current appointment, Mr. Clark served as president and chief operating officer of TD Bank Financial Group. Prior to joining TD, Mr. Clark was president and chief executive officer of Canada Trust Financial Services. Mr. Clark is a director of The Toronto-Dominion Bank and TD Bank N.A. (a wholly-owned subsidiary of TD). Mr. Clark graduated from the University of Toronto with a Bachelor of Arts degree. He earned his Master’s degree and Doctorate in Economics from Harvard University.

Dan W. Cook III has been a senior advisor to MHT Partners, L.P., an investment banking firm, since 2001. Mr. Cook is a retired partner of Goldman Sachs & Co., a leading global investment banking firm. Mr. Cook was a general partner with Goldman Sachs from 1977 to 1992 and served as a senior director from 1992 to 1994. He serves on the executive board of the Edwin L. Cox School of Business at Southern Methodist University. Mr. Cook also serves as trustee or director of several charitable organizations. Mr. Cook received an M.B.A. from Harvard Business School and a B.A. from Stanford University.

Mark L. Mitchell served as a director of the Company from December 1996 until January 2006 and served as a member of the Company’s board of advisors in 1993. He was reelected as a director in November 2006. Mr. Mitchell is a principal at CNH Partners, LLC, an investment management firm, which he co-founded in 2001. He was a finance professor at Harvard University from 1999 to 2003 and was a finance professor at the University of Chicago from 1990 to 1999. Mr. Mitchell was a senior financial economist for the Securities and Exchange Commission from 1987 to 1990. He was a member of the Nasdaq quality of markets committee from 2003 to 2005. He was a member of the economic advisory board of NASD from 1995 to 1998. Mr. Mitchell received a Ph.D. in Applied Economics and an M.A. in Economics from Clemson University and received a B.B.A. (summa cum laude) in Economics from the University of Louisiana at Monroe.

Joseph H. Moglia was elected chairman of the Company’s board of directors effective October 1, 2008. From March 2001 through September 2008 he served as the Company’s chief executive officer. Mr. Moglia joined the Company from Merrill Lynch, where he served as senior vice president and head of the investment performance and product group for Merrill’s private client division. He oversaw all investment products, as well as the firm’s insurance and 401(k) businesses. Mr. Moglia joined Merrill Lynch in 1984 and, by 1988, was the company’s top institutional sales person. In 1992 he became head of global fixed income institutional sales and in 1995 ran the firm’s municipal division before moving to its private client division in 1997. Prior to entering the financial services industry, Mr. Moglia was the defensive coordinator for Dartmouth College’s football team. He coached various teams for 16 years, authored a book on football and wrote 11 articles that were published in national coaching journals. Mr. Moglia serves on the boards of directors of AXA Financial, Inc. and of its subsidiaries, The Equitable Life Assurance Society of the U.S, MONY Life Insurance Company and MONY Life Insurance Company of America. Mr. Moglia also serves on the board of trustees of the STRATCOM Consultation Committee and is a director for Creighton University and for the National Italian American Foundation. Mr. Moglia received an M.S. in Economics from the University of Delaware and a B.A. in Economics from Fordham University.

Wilbur J. Prezzano was employed with Eastman Kodak Company for over 30 years and served in various positions during that time, including as vice chairman of Eastman Kodak Company and chairman and president of Kodak’s greater China region, the positions that he held at the time of his retirement in 1996. Mr. Prezzano received a Bachelor’s degree and Masters in Business Administration from the University of Pennsylvania. Mr. Prezzano serves as a director of The Toronto-Dominion Bank, EnPro Industries, Inc., Lance, Inc. and Roper Industries, Inc.

Fredric J. Tomczyk is president and chief executive officer of the Company. Mr. Tomczyk has served in this position since October 2008. From July 2007 until his current appointment, he served as the Company’s chief operating officer and was responsible for all operations, technology, retail sales functions and the registered investment advisor channel. He served on the Company’s board of directors from January 2006 until June 2007. From May 2002 until joining the Company, he served as the vice chair of corporate operations for TD Bank Financial Group. From March 2001 until May 2002, Mr. Tomczyk served as executive vice president of retail distribution for TD Canada Trust (a wholly-owned subsidiary of TD) and from September 2000 until March 2001 served as executive vice president and later as president and chief executive officer of wealth management for TD Canada Trust. Prior to joining TD Canada Trust, he was president and chief executive officer of London Life. Mr. Tomczyk serves on Cornell University’s undergraduate business program advisory council. Mr. Tomczyk graduated from Cornell University with a Bachelor of Science, Applied Economics & Business Management. He subsequently obtained his Chartered Accountant designation. In 2006, he was elected as a Fellow of the Institute of Chartered Accountants of Ontario.

Executive Officers

The Company’s executive officers are as follows:

Name	Age	Position

Joseph H. Moglia	60	Chairman
Fredric J. Tomczyk	54	President and Chief Executive Officer
J. Thomas Bradley, Jr.	47	Executive Vice President, TD AMERITRADE Institutional Services
John B. Bunch	43	Executive Vice President, Retail Distribution
William J. Gerber	51	Executive Vice President, Chief Financial Officer
David M. Kelley	49	Executive Vice President, Chief Operating Officer
Ellen L.S. Koplow	50	Executive Vice President, General Counsel and Secretary
Peter J. Sidebottom	47	Executive Vice President, Product, Marketing and Client Experience

See “Directors Not Standing for Election” for information regarding the business experience of Joseph H. Moglia and Fredric J. Tomczyk.

J. Thomas Bradley, Jr. joined the Company upon its acquisition of TD Waterhouse in January 2006 and was appointed president of TD AMERITRADE Institutional. In November 2009, he was named executive vice president of the Company. In this role, he oversees all institutional business functions, including the Company’s independent investment advisor services, directed brokerage, self-directed 401(k) and retirement trust businesses. Prior to January 2006, he spent nearly 20 years at TD Waterhouse managing a variety of retail and institutional businesses. He was most recently responsible for the U.S. independent advisor services, correspondent clearing and capital markets businesses. Prior to joining TD Waterhouse, Mr. Bradley was a financial advisor with Northwestern Mutual Life and RW Baird & Co. Mr. Bradley has received several industry awards, including The National Association of Personal Financial Advisors’ Special Achievement Award (2006), the Texas Tech Lifetime Achievement Visionary Award (2008) and Investment Advisor Magazine’s Most Influential People (2006 and 2009). Mr. Bradley holds a B.S. degree in business administration, with a concentration in finance, from the University of Richmond, Robins School of Business. He also holds several financial services industry securities licenses.

John B. Bunch joined the Company upon its acquisition of TD Waterhouse in January 2006 and was appointed president of retail distribution in June 2007. In November 2009, he was named executive vice president of the Company. In his current role, he is responsible for the Company’s branch network, investor centers, guidance solutions teams and investor education businesses. From January 2006 until June 2007, he served as President of Retail Sales. From 2004 to 2006, he served as senior vice president of branch distribution for TD Waterhouse, where he oversaw the nationwide retail branch network of over 140 branches. Prior to joining TD Waterhouse, he held numerous management positions in a 14-year career with Charles Schwab & Co., including divisional senior vice president, senior vice president for advice marketing and product development and senior vice president of development and training. Mr. Bunch holds several financial services industry securities licenses.

William J. Gerber was appointed chief financial officer in October 2006. In this role, he oversees investor relations, certain treasury functions and finance operations, including accounting, business planning and forecasting, external and internal reporting, tax and procurement. He also oversees business development and corporate communications. From March 2000 until October 2006, he served as the Company’s managing director of finance, during which time he played a major role in evaluating merger and acquisition opportunities for the Company, including TD Waterhouse, Datek and NDB. Prior to joining the Company, he served as vice president of Acceptance Insurance Companies, Inc., where he was responsible for all aspects of mergers and acquisitions, investment banking activity, banking relationships, investor communications and portfolio management. Prior to joining Acceptance, Mr. Gerber spent eight years with Coopers & Lybrand, now known as PricewaterhouseCoopers, serving as an audit manager primarily focusing on public company clients. Mr. Gerber holds a B.B.A. in Accounting from the University of Michigan.

David M. Kelley was appointed chief operating officer effective October 1, 2008. In this role, he oversees all operations, technology and strategic project management initiatives, including back-office support for the Company’s retail client service, institutional and clearing business units. From October 2007 until his current appointment, he served as the Company’s chief information officer. Mr. Kelley joined the Company in June 2006 as senior vice president of the retail investor group. From January 2005 to June 2006, Mr. Kelley was an executive consultant. Prior to January 2005, Mr. Kelley spent 19 years at Merrill Lynch, serving in a number of senior executive positions of increasing responsibility in finance and technology, most recently as chief technology officer, corporate divisions, from July 2002 to January 2005. Mr. Kelley received his M.B.A. from Rider University, where he also received his B.S. in Commerce. Mr. Kelley is also a CPA in the State of New Jersey.

Ellen L.S. Koplow has served as general counsel since June 2001 and was named secretary in November 2005. She manages the Company’s legal and government relations departments. She joined the Company in May 1999 as deputy general counsel and was named acting general counsel in November 2000. Prior to joining the Company, Ms. Koplow was managing principal of the Columbia, Maryland office of Miles & Stockbridge P.C. Ms. Koplow graduated cum laude from the University of Baltimore Law School in 1983 where she was a member of the Heuisler Honor Society, a Scribes Award winner and a Comments Editor for the Law Review. Ms. Koplow also holds a B.A. in Government and Politics from the University of Maryland.

Peter J. Sidebottom joined the Company as executive vice president, product, marketing and client experience, in February 2009. In this role, he is responsible for the Company’s product strategy, marketing and overall client experience, providing leadership and guidance on client-facing initiatives related to product development, client communications and marketing. He has nearly 20 years of experience in the financial services industry. Prior to joining the Company, Mr. Sidebottom spent five years at Wachovia Corporation, most recently serving as the head of enterprise planning and strategic initiatives and as chief operating officer of the finance division. Throughout his tenure with Wachovia, his responsibilities included strategic and financial planning, internal consulting, offshoring governance and strategy, global supply chain and supplier management, merger implementation management and corporate mergers and acquisitions. Prior to joining Wachovia, he was a partner with the consulting firm McKinsey & Company, Inc. and served as the assistant director of government relations at Stanford University. Mr. Sidebottom holds a B.A. in public policy from Stanford University and an M.B.A. from Harvard Business School.

Board Meetings and Committees

The board of directors conducts its business through meetings of the board, actions taken by written consent in lieu of meetings and by the actions of its committees. During the fiscal year ended September 30, 2009, the board of directors held eight meetings. During fiscal year 2009, each director attended at least 75% of the aggregate number of meetings of the board of directors and meetings of the committees of the board of directors on which he served. Although the Company does not have a formal policy regarding director attendance at our Annual Meeting of Stockholders, directors are encouraged to attend. All 12 directors attended the 2009 Annual Meeting of Stockholders.

The board of directors has established five standing committees: Audit, H.R. and Compensation, Corporate Governance, Outside Independent Directors and Non-TD Directors.

Audit Committee.  The functions performed by the Audit Committee are described in the Audit Committee charter and include (1) overseeing the Company’s internal accounting and operational controls, including assessment of strategic, financial, operational and compliance risk management, (2) selecting the Company’s independent registered public accounting firm and Managing Director of Corporate Audit and assessing their performance on an ongoing basis, (3) reviewing the Company’s financial statements and audit findings and overseeing the financial and regulatory reporting processes, (4) performing other oversight functions as requested by the board of directors and (5) reporting activities performed to the board of directors. The Audit Committee charter was adopted by unanimous written consent of the board of directors on September 5, 2002 and subsequently was adopted by the Audit Committee at the October 3, 2002 Audit Committee meeting. A revision to the charter was approved by the Audit Committee on February 18, 2009 and subsequently was approved by the board of directors on May 21, 2009. The charter has been reviewed and reaffirmed by the Audit Committee annually, with the most recent review and approval at the November 9, 2009 Audit Committee meeting. The Audit Committee charter is available on the Company’s Web site at www.amtd.com under the governance section and is attached to this proxy statement as Appendix A. The Audit Committee is currently composed of Messrs. Cohen, Prezzano and Tessler. Mr. Cohen serves as the Audit Committee’s chairman. All current Audit Committee members are “independent” as defined in the applicable listing standards of The Nasdaq Stock Market. The board of directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the committee and has designated Mr. Tessler as an audit committee financial expert as defined by the Securities and Exchange Commission (“SEC”). The Company’s Audit Committee met 17 times during fiscal year 2009. The Report of the Audit Committee for the fiscal year ended September 30, 2009 appears under PROPOSAL NO. 2 — “RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.”

H.R. and Compensation Committee.  The H.R. and Compensation Committee, referred to in this proxy statement as the Compensation Committee, reviews and approves broad compensation philosophy and policy and executive salary levels, bonus payments and equity awards pursuant to the Company’s management incentive plans. The Compensation Committee also reviews the Compensation Discussion and Analysis, discusses it with management and makes a recommendation as to whether it should be included in each proxy statement. The Compensation Committee is currently composed of Messrs. Clark, Cook and Mitchell. Mr. Clark serves as the Compensation Committee’s chairman. The Compensation Committee charter is available on the Company’s Web site at www.amtd.com under the governance section. The Compensation Committee met five times during fiscal year 2009. The Compensation Committee Report appears under “EXECUTIVE COMPENSATION AND RELATED INFORMATION.”

Corporate Governance Committee.  The primary purpose of the Corporate Governance Committee is to ensure that the Company has and follows appropriate governance standards. To carry out this purpose, the committee develops and recommends to the board of directors corporate governance principles and leads and oversees the annual self-evaluation of the board of directors and its committees. The Corporate Governance Committee is currently composed of Messrs. Clark, Cohen, Cook, J. Joe Ricketts and Tessler. Mr. Tessler serves as the Corporate Governance Committee’s chairman. The Company’s Corporate Governance Committee met four times during fiscal year 2009. The Corporate Governance Committee charter is available on the Company’s Web site at www.amtd.com under the governance section.

Outside Independent Directors (“OID”) Committee.  The OID Committee’s purpose is to assist the board of directors in fulfilling the board’s oversight responsibilities by (1) identifying individuals qualified to serve on the board, (2) reviewing the qualifications of the members of the board and recommending nominees to fill board vacancies and (3) recommending a slate of nominees for election or reelection as directors by the Company’s stockholders at the Annual Meeting to fill the seats of outside independent directors whose terms are expiring. The OID Committee reviews and approves (or ratifies) any related person transaction that is required to be disclosed by the Company. The OID Committee is also responsible for approving transfers of voting securities by TD and the Ricketts holders not otherwise permitted by the Stockholders Agreement, approving qualifying transactions (as defined in the Stockholders Agreement) and determining the fair market value (or selecting an independent investment banking firm to determine the fair market value) of certain property in connection with the stock purchase and transfer rights of TD and the Ricketts holders set forth in the Stockholders Agreement. The members of the OID Committee are Messrs. Cook, Mitchell and Tessler. Mr. Cook serves as the OID Committee’s chairman. All current OID Committee members are “independent” as defined in the applicable listing standards of The Nasdaq Stock Market. In accordance with the Stockholders Agreement, the OID Committee will not include any director designated by TD or the Ricketts holders. The Company’s OID Committee met seven times during fiscal year 2009.

Written communications submitted by stockholders pursuant to the Company’s Stockholder Communications Policy recommending the nomination of a person to be a member of the Company’s board of directors will be forwarded to the chair of the OID Committee for consideration. The OID Committee will consider director candidates who have been identified by other directors or the Company’s stockholders, but it has no obligation to recommend such candidates for nomination, except as may be required by contractual obligation of the Company. Stockholders who submit director recommendations must include the following: (1) a detailed resume outlining the candidate’s knowledge, skills and experience, (2) a one-page summary of the candidate’s attributes, including a statement as to why the candidate is an excellent choice for the board, (3) a detailed resume of the stockholder submitting the director recommendation and (4) the number of shares held by the stockholder, including the dates such shares were acquired.

The OID Committee charter establishes the following guidelines for identifying and evaluating candidates for selection to the board of directors:

1. Decisions for recommending candidates for nomination are based on merit, qualifications, performance, character and integrity and the Company’s business needs and will comply with the Company’s anti-discrimination policies and federal, state and local laws.

2. The composition of the entire board will be taken into account when evaluating individual directors, including: the diversity, depth and breadth of knowledge, skills, experience and background represented on the board; the need for financial, business, financial industry, public company and other experience and expertise on the board and its committees; and the need to have directors work cooperatively to further the interests of the Company and its stockholders.

3. Candidates will be free of conflicts of interest that would interfere with their ability to discharge their duties as a director.

4. Candidates will be willing and able to devote the time necessary to discharge their duties as a director and shall have the desire and purpose to represent and advance the interests of the Company and stockholders as a whole.

5. Any other criteria as the OID Committee may determine.

Notwithstanding any provision to the contrary in the OID Committee charter, when the Company is legally required by contractual obligation to provide third parties with the ability to nominate directors (including pursuant to the Stockholders Agreement discussed below under the heading “Stockholders Agreement”) the selection and nomination of such directors is not subject to the committee’s review and recommendation process. The OID Committee charter is available on the Company’s Web site at www.amtd.com under the governance section.

Non-TD Directors Committee.  The Non-TD Directors Committee is composed of all of the directors not designated by TD. The purpose of this committee is to make determinations relating to any acquisition by the Company of a competing business held by TD. The Non-TD Directors Committee is currently composed of Messrs. Cook, Mitchell, Moglia, J. Joe Ricketts, J. Peter Ricketts, Tessler and Tomczyk. The Non-TD Directors Committee did not meet during fiscal year 2009.

Code of Ethics

The Company has a code of business conduct and ethics that applies to all employees and the board of directors. A copy of this code is publicly available as Exhibit 14 of the Company’s quarterly report on Form 10-Q filed with the SEC on May 6, 2004.

Stockholder Communications Policy

Stockholders may communicate with any member of the board of directors, including the chairperson of any committee, an entire committee or the independent directors or all directors as a group, by sending written communications to:

Corporate Secretary
TD AMERITRADE Holding Corporation
6940 Columbia Gateway Drive
Columbia, Maryland 21046

A stockholder must include his, her or its name and address in any such written communication and indicate whether he, she or it is a Company stockholder.

The corporate secretary will compile all communications, summarize lengthy, repetitive or duplicative communications and forward them to the appropriate director or directors. Complaints regarding accounting, internal controls or auditing will be forwarded to the chair of the Audit Committee. The corporate secretary will not forward non-substantive communications or communications that pertain to personal grievances to directors, but will instead forward them to the appropriate department within the Company for resolution. The corporate secretary will retain a copy of such communications for review by any director upon his or her request.

Communications from a Company employee or agent will be considered stockholder communications under this policy if made solely in his or her capacity as a stockholder. No communications from a Company director or officer will be considered stockholder communications under this policy. In addition, proposals submitted by stockholders for inclusion in the Company’s annual proxy statement, and proposals submitted by stockholders for presentation at the Company’s annual stockholders meeting, will not be considered stockholder communications under this policy. Written communications submitted by stockholders recommending the nomination of a person to be a member of the Company’s board of directors will be forwarded to the chair of the OID Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon the Company’s review of forms filed by directors, officers and certain beneficial owners of the Company’s common stock (the “Section 16(a) Reporting Persons”) pursuant to Section 16 of the Securities Exchange Act of 1934 (the “1934 Act”), the Company has identified William H. Hatanaka’s Form 4 filed on March 11, 2009 as a late filing by the Section 16(a) Reporting Person.

Stock Ownership of Certain Beneficial Owners and Management

As of the Record Date, there were 588,943,147 shares of common stock issued and outstanding. The following table sets forth, as of the Record Date, the beneficial ownership of the Company’s common stock by each of the current executive officers named in the Summary Compensation Table, by directors and nominees, by each person believed by the Company to beneficially own more than 5% of the Company’s common stock, by all current executive officers and directors of the Company as a group and by certain other Company stockholders. Shares of common stock subject to options that are exercisable within 60 days of the Record Date are deemed beneficially owned by the person holding such options and are treated as outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person. Restricted stock units held by our directors and officers do not have voting rights until the units vest and the underlying shares are distributed. Deferred stock units held by our directors do not have voting rights until the underlying shares are distributed to the holder pursuant to his or her deferral election. The business address of each of the Company’s directors and executive officers is: TD AMERITRADE Holding Corporation, 4211 South 102nd Street, Omaha, Nebraska 68127.

	Number of	Percent of
	Shares of	Shares of
	Common	Common
Name	Stock	Stock

Directors and Executive Officers
J. Joe Ricketts,(1) Founder, Director	71,088,717	12.1%
Joseph H. Moglia,(2) Chairman	7,667,272	1.3%
Fredric J. Tomczyk,(3) President and Chief Executive Officer, Director	1,081,678	*
William J. Gerber,(4) Executive Vice President, Chief Financial Officer	220,730	*
Peter J. Sidebottom,(5) Executive Vice President, Product, Marketing and Client Experience	102,708	*
David M. Kelley,(6) Executive Vice President, Chief Operating Officer	224,226	*
W. Edmund Clark, Director	6,000	*
Marshall A. Cohen,(7) Director	56,110	*
Dan W. Cook III,(8) Director	39,886	*
William H. Hatanaka , Director	3,000	*
Mark L. Mitchell,(9) Director	32,026	*
Wilbur J. Prezzano,(10) Director	48,888	*
J. Peter Ricketts,(11) Director	1,859,382	*
Allan R. Tessler,(12) Director	38,073	*
All Directors and Executive Officers as a group(13) (17 persons)	83,069,803	13.9%
Other Stockholders
The Toronto-Dominion Bank(14)	264,719,287	44.9%
Toronto-Dominion Centre
P.O. Box 1
Toronto, Ontario, Canada M5K 1A2
Marlene M. Ricketts 1994 Dynasty Trust(15)	8,186,112	1.4%
J. Joe Ricketts 1996 Dynasty Trust(15)	8,186,688	1.4%

*	Less than 1% of the issued and outstanding shares.

(1)	Shares of common stock beneficially owned by Mr. J. Joe Ricketts consist of 18,310,118 shares held by him individually; 38,107,328 shares held by him individually and pledged as collateral; 13,881,698 shares held by Marlene M. Ricketts, his spouse, individually; 340,072 shares held in the J. Joe Ricketts IRA; 332,352 shares held in the Marlene M. Ricketts IRA; and 117,149 restricted stock units.

(2)	Consists of 431,379 shares held by Mr. Moglia individually; 6,683 shares held in Mr. Moglia’s 401(k) account; 6,941,000 shares issuable upon the exercise of options exercisable within 60 days; and 288,210 restricted stock units.

(3)	Consists of 56,200 shares held by Mr. Tomczyk individually; 287,500 shares issuable upon the exercise of options exercisable within 60 days; 426,520 restricted stock units; and 311,458 performance restricted stock units for which the performance criteria has been fully met.

(4)	Consists of 26,004 shares held by Mr. Gerber individually; 17,166 shares held in Mr. Gerber’s 401(k) account; 110,895 shares issuable upon the exercise of options exercisable within 60 days; and 66,665 restricted stock units.

(5)	Consists of 102,708 restricted stock units.

(6)	Consists of 32,451 shares held by Mr. Kelley individually and 191,775 restricted stock units.

(7)	Consists of 2,756 shares held by Mr. Cohen individually; 16,996 restricted stock units; and 36,358 stock units held in a deferred compensation account for Mr. Cohen.

(8)	Consists of 4,565 shares held by Mr. Cook individually; 16,996 restricted stock units; 12,971 shares issuable upon the exercise of options exercisable within 60 days; and 5,354 stock units held in a deferred compensation account for Mr. Cook.

(9)	Consists of 15,030 shares held by Mr. Mitchell individually and 16,996 restricted stock units.

(10)	Consists of 2,756 shares held by Mr. Prezzano individually; 16,996 restricted stock units; and 29,136 stock units held in a deferred compensation account for Mr. Prezzano.

(11)	Consists of 78,462 shares held by Mr. J. Peter Ricketts individually; 300,000 shares held by Mr. Ricketts jointly with his spouse; 19,950 shares held in trusts for the benefit of Mr. Ricketts’ children; 37,001 shares in the Ricketts/Shore 2003 Gift Trust; 70,065 shares held by Mr. Ricketts individually in an IRA account; 12,467 restricted stock units; 236,787 shares held in annuity trusts for the benefit of Mr. Ricketts; and 1,104,650 shares in the Marlene M. Ricketts 2004-2 Qualified Annuity Trust, for which Mr. Ricketts is co-trustee and his mother is a grantor and a beneficiary.

(12)	Consists of 11,077 shares held by Mr. Tessler individually; 16,996 restricted stock units; and 10,000 shares held by International Financial Group, Inc. Mr. Tessler is chairman, chief executive officer and sole shareholder of International Financial Group, Inc.

(13)	Includes 7,561,078 shares issuable upon the exercise of options exercisable within 60 days.

(14)	Based on a Form 4 filed on March 4, 2009 by The Toronto-Dominion Bank. The reported shares are owned directly by TD’s wholly-owned subsidiaries, TD Discount Brokerage Holdings LLC (193,300,000 shares), TD Discount Brokerage Acquisition LLC (44,419,287 shares) and TD Discount Brokerage Hedging LLC (27,000,000 shares).

(15)	The trustees of the Marlene M. Ricketts 1994 Dynasty Trust and the J. Joe Ricketts 1996 Dynasty Trust are the children of J. Joe Ricketts and Marlene M. Ricketts.

Stockholders Agreement

Concurrently with entering into the share purchase agreement related to the Company’s acquisition of TD Waterhouse, the Company, the Ricketts holders and TD entered into the Stockholders Agreement. The Stockholders Agreement contains certain governance arrangements and various provisions relating to board composition, stock ownership, transfers by TD and the Ricketts holders, voting and other matters.

Governance of TD AMERITRADE.  The Stockholders Agreement provides that the board of directors of the Company consists of twelve members, five of whom may be designated by TD, three of whom may be designated by the Ricketts holders, one of whom is the chief executive officer of the Company and three of whom are outside independent directors. The outside independent directors are nominated by the OID Committee and subject to the consent of TD and the Ricketts holders. The number of directors designated by TD and the Ricketts holders depends on their maintenance of specified ownership thresholds of common stock and may increase or decrease from time to time based on those ownership thresholds, but will never exceed five in the case of TD or three in the case of the Ricketts holders.

In order to accommodate both the election of Joseph H. Moglia as chairman of the board of directors and Fredric J. Tomczyk as chief executive officer, effective October 1, 2008, given the limitation of twelve members of the board of directors and other rights provided under the Stockholders Agreement, TD waived its right to designate one of its directors so long as Mr. Moglia serves as chairman of the board. On August 3, 2009, the Company entered into Amendment No. 2 and Waiver (“Amendment No. 2”) to the Stockholders Agreement. Under Amendment No. 2: (a) the Company consented to the termination of the waiver by TD of its right to designate one of its five TD directors; (b) certain provisions of the Stockholders Agreement and the certificate of incorporation were waived to the extent necessary to permit Mr. Moglia to fill the board of director vacancy created by the resignation of one of the directors designated by the Ricketts holders as a result of the reduction in ownership of Company stock by the Ricketts holders and (c) in the event the Ricketts holders are entitled to fill a third seat on the board of directors during any time that Mr. Moglia serves as chairman of the board pursuant to his employment agreement, TD agrees to waive its right to designate one of its five directors to accommodate the continued service of Mr. Moglia as a director, and TD will cause one of its five designated directors to resign to permit a director designated by the Ricketts holders to join the board of directors. This waiver by TD of its right to designate one of its five directors would continue only so long as Mr. Moglia serves as chairman of the board pursuant to his employment agreement. Upon Mr. Moglia ceasing to be chairman of the board, the waiver would expire and TD would have the right to designate the full number of TD directors provided for in the Stockholders Agreement.

The Stockholders Agreement provides, subject to applicable laws and certain conditions and exceptions, that the Company shall cause each committee of its board of directors to consist of two of the directors designated by TD, one of the directors designated by the Ricketts holders and two of the outside independent directors. These levels of committee representation are subject to adjustment from time to time based on TD’s and the Ricketts holders’ maintenance of specified ownership thresholds. The parties to the Stockholders Agreement each agreed to vote their shares of common stock in favor of, and the Company agreed that it would solicit votes in favor of, each director nominated for election in the manner provided for in the Stockholders Agreement.

Share Ownership.  The Stockholders Agreement provides that TD may acquire shares of Company common stock only up to an aggregate beneficial ownership interest of 45% of the outstanding voting securities of the Company for the remaining term of the Stockholders Agreement. The Stockholders Agreement also provides that TD will not, subject to certain exceptions, solicit proxies with respect to common stock. Notwithstanding the limitations on TD’s ownership described above, the Stockholders Agreement permits TD to make a non-public proposal to the board of directors to acquire additional shares pursuant to a tender offer or merger for 100% of the outstanding voting securities of the Company and to complete such a transaction, subject to the approval of independent directors and holders of a majority of the outstanding shares of common stock not affiliated with TD. Under the Stockholders Agreement, the Ricketts holders may acquire additional shares of common stock only up to an aggregate ownership interest of 29% of the outstanding common stock.

Right to Purchase Securities.  TD and the Ricketts holders have the right to purchase up to their respective proportionate share of future issuances of common stock, other than in connection with the Company stock issued as consideration in an acquisition by the Company. If the Company proposes to issue shares as consideration in an acquisition, the Company will discuss in good faith with TD and the Ricketts holders alternative structures in which a portion of such shares would be sold to TD or the Ricketts holders, with the proceeds of such sale used to fund the acquisition.

The Stockholders Agreement further provides that if the Company engages in discussions with a third party that could result in the acquisition by such party of 25% of the voting securities or consolidated assets of the Company, the Company must offer TD the opportunity to participate in parallel discussions with the Company regarding a comparable transaction.

Transfer Restrictions.  The Stockholders Agreement generally prohibits TD and the Ricketts holders from transferring shares of common stock, absent approval of the independent directors, to any holder of 5% or more of the outstanding shares of the Company, subject to certain exceptions. As long as TD and the Company constitute the same audit client, TD may not engage the auditor of the Company, and the Company will not engage the auditors of TD, to provide any non-audit services.

Information Rights.  Subject to confidentiality and nondisclosure obligations and as long as it owns at least 15% of the outstanding shares of common stock, TD is entitled to access to information regarding the Company’s business, operations and plans as it may reasonably require to appropriately manage and evaluate its investment in the Company and to comply with its obligations under U.S. and Canadian laws.

Obligation to Repurchase Shares.  If the Company issues shares of its common stock pursuant to any compensation or similar program or arrangement, then the Company will, subject to certain exceptions, use its reasonable efforts to repurchase a corresponding number of shares of its common stock in the open market within 120 days after any such issuance.

Non-Competition Covenants.  Subject to specified exceptions, the Stockholders Agreement generally provides that neither TD nor J. Joe Ricketts (so long as he is a director of the Company) or their respective affiliates may participate in or own any portion of a business engaged in the business of providing securities brokerage services in the U.S. (or, solely in the case of Mr. Ricketts and his affiliates, in Canada) to retail traders, individual investors and registered investment advisors. If TD acquires indirectly a competing business as a result of its acquisition of a non-competing business, TD must offer to sell the competing business to the Company at its appraised fair value determined in accordance with the terms of the Stockholders Agreement. If the Company decides not to purchase the competing business, TD must use commercially reasonable efforts to divest the competing business within two years. Mr. Ricketts, TD and their affiliates are permitted under the terms of the Stockholders Agreement to own a passive investment representing less than 2% of a class of equity securities of a competing business so long as the class of equity securities is traded on a national securities exchange in the U.S. or the Toronto Stock Exchange. TD also is permitted to engage in certain activities in the ordinary course of its banking and securities businesses. In addition, the Company has agreed that it will not hold or acquire control of a bank or similar depository institution except (1) incidentally in connection with the acquisition of an entity not more than 75% of whose revenues are generated by commercial banks or (2) in the event that TD does not hold control of any bank or similar depository institution that is able to offer money market deposit accounts to clients of the Company as a designated sweep vehicle or TD has indicated that it is not willing to offer such accounts to clients of the Company through a bank or similar depository institution it controls.

Termination of the Stockholders Agreement.  The Stockholders Agreement will terminate (1) with respect to the Ricketts holders, when their aggregate ownership of common stock falls below approximately 4% and (2) upon the earliest to occur of (a) the consummation of a merger or tender offer where TD acquires 100% of the common stock, (b) the tenth anniversary of the consummation of the acquisition of TD Waterhouse, (c) the date on which TD’s ownership of common stock falls below approximately 4% of the outstanding voting securities of the Company, (d) the commencement by a third party of a tender offer or exchange offer for not less than 25% of common stock, unless the board recommends against the offer and continues to take steps to oppose the offer, (e) the approval by the board of a business combination that would result in another party owning more than 25% of the voting securities or consolidated assets of the Company or which would otherwise result in a change of control of the Company, or (f) the acquisition of more than 20% of the voting securities of the Company by a third party. For a period of up to one year following a termination under clause (2)(d), (2)(e) or (2)(f) above, TD and the Ricketts holders will be prohibited from acquiring shares of common stock that would cause, in the case of TD, its aggregate ownership to exceed 45% or, in the case of the Ricketts holders, 29%, except pursuant to a tender offer or merger for 100% of the outstanding shares of common stock approved by the holders of a majority of the Company’s outstanding shares of common stock (other than the Ricketts holders and TD). In addition, during that one-year period, the provisions of the Stockholders Agreement relating to the designation of directors and certain other provisions will remain in effect.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Introduction and Overview

The compensation arrangements with our senior executives are designed to implement the Company’s pay-for-performance philosophy by making a significant portion of total compensation based on the performance of the Company.

Changes in Management and Employment Terms

Effective October 1, 2008, upon the conclusion of the employment term specified in his employment agreement, J. Joe Ricketts retired as chairman of the board of directors. The Company’s board of directors elected Joseph H. Moglia as chairman and Fredric J. Tomczyk as president and chief executive officer, effective as of October 1, 2008. On September 4, 2008, David M. Kelley was appointed executive vice president and chief operating officer, also effective October 1, 2008.

On February 17, 2009, Mr. Sidebottom entered into an agreement to become the Company’s executive vice president of product, marketing and client experience. Mr. Sidebottom’s annual base salary is $400,000. In fiscal year 2009 his annual incentive target was $1.4 million, comprised of 70% cash and 30% equity, while in fiscal year 2010 it will be comprised of 50% cash and 50% equity. Upon the commencement of his employment with the Company, he received a special equity award of restricted stock units, or RSUs, valued at $1 million that vest in full on the third anniversary of the grant date.

Beginning March 1, 2009, the annual incentive target for Mr. Kelley for fiscal year 2009 was increased by $200,000 to $1.4 million. Accordingly, Mr. Kelley’s targeted overall compensation shown below is calculated based on $1.6 million for five months of fiscal 2009 and $1.8 million for seven months of fiscal 2009. For fiscal year 2010, Mr. Kelley’s targeted overall compensation is $2.0 million, comprised of $400,000 base salary, targeted annual cash incentive of $800,000 and targeted annual equity incentive of $800,000.

This discussion and the executive compensation tables below are based on the employment agreements of Messrs. Moglia, Tomczyk and Sidebottom, as well as the terms of our management incentive plan and long-term incentive plan. We refer you to those agreements and plan documents for the complete terms.

Where you can find more information
Name	Description	SEC Filing
Fredric J. Tomczyk	Employment Agreement	• Quarterly Report on Form 10-Q filed on August 8, 2008, Exhibit 10.2

Joseph H. Moglia	Employment Agreement	• Quarterly Report on Form 10-Q filed on August 8, 2008, Exhibit 10.1
	Amendment to Employment Agreement	• Annual Report on Form 10-K filed on November 26, 2008, Exhibit 10.3

Peter J. Sidebottom	Term Sheet	• Quarterly Report on Form 10-Q filed on May 8, 2009, Exhibit 10.3

All Executive Officers	1996 Long-Term Incentive Plan (as proposed to be amended and restated at the 2010 Stockholders Meeting)	• Appendix B to this Proxy Statement
	Management Incentive Plan	• Appendix B to the Company’s Proxy Statement filed on January 24, 2007

We have organized this report as follows:

1.	First, we provide information regarding our Compensation Committee and its role in setting executive compensation.

2.	Next, we discuss the guiding principles underlying senior executive compensation policies and decisions.

3.	We then describe the objectives we seek to achieve with the compensation arrangements of our senior executives.

4.	We discuss the elements of compensation, how we determined the amount of each element and how each element fits into the Company’s compensation objectives.

5.	We describe stock ownership guidelines.

6.	We discuss severance and change of control benefits.

7.	We discuss certain tax treatment of senior executive compensation.

8.	We conclude by describing compensation-related actions since the end of fiscal year 2009.

1.	The H.R. and Compensation Committee

The Compensation Committee establishes and administers the Company’s executive compensation programs. The Compensation Committee evaluates the performance of the chief executive officer and the chairman and determines their compensation in light of pre-established goals and objectives. The chief executive officer and the Compensation Committee together assess the performance of the other named executive officers and determine their compensation based on initial recommendations from the chief executive officer. Beginning in October 2005, the Compensation Committee retained Mercer Human Resources Consulting to advise the Compensation Committee on executive compensation practices and market compensation levels. Mercer and its affiliates also provide consulting services to the Company on its health and welfare plans.

The Compensation Committee is composed of three non-employee directors of the board. No member of the Compensation Committee during fiscal year 2009 was an employee of the Company or any of its subsidiaries at the time of his service on the Compensation Committee. Each member of the Compensation Committee during fiscal year 2009 qualified as a “non-employee director” under rule 16b-3 under the 1934 Act and as an “outside director” under section 162(m) of the Internal Revenue Code of 1986, as amended (“the Code”).

The Compensation Committee has delegated to the chief executive officer the authority to increase the compensation of, and grant equity awards to, any employee whose compensation is less than the tenth highest paid employee participating in the management incentive plan, or MIP, subject in each case to any increase or grant being (1) within the budget previously approved by the Compensation Committee and (2) in accordance with the terms of the applicable compensation plan.

In fiscal 2009, the Compensation Committee also delegated to the chief executive officer the authority to grant RSUs subject to guidelines approved by the Compensation Committee as described in the preceding paragraph, and subject to a vesting schedule that provides that the RSUs vest in full on the third anniversary of the grant date. Messrs. Kelley and Sidebottom, who received RSU awards with a value of $500,000 and $1.0 million, respectively, were the only named executive officers to receive such awards of discretionary RSUs during fiscal year 2009. Mr. Kelley’s award was made as part of his compensation for services during fiscal year 2008 but was granted in fiscal year 2009. Mr. Sidebottom’s grant was made in connection with the commencement of his employment with the Company.

2.	Guiding Principles

The following guiding principles are used by the Company and the Compensation Committee when evaluating executive compensation policies and decisions:

•	total compensation available to any executive officer should reflect the level of responsibilities and experience and should be informed by comparative market analysis;

•	compensation arrangements should emphasize and reward corporate and individual performance;

•	incentive pay based on achieving performance goals with specific targets and clear measures should comprise a substantial portion of total compensation;

•	equity grants should form a large percentage of incentive pay to aid in retention and align short- and long-term executive interests with those of stockholders;

•	equity grants should be awarded based on the achievement of annual performance goals and then be subject to time-based vesting;

•	the ability of the Compensation Committee to exercise negative discretion on a case-by-case basis should always be available to ensure that compensation can be adjusted downward when appropriate;

•	stock ownership guidelines should be promoted to align executive interests with the interests of stockholders over the medium- and long-term; and

•	compensation of all named executive officers is reviewed and established by the Compensation Committee, comprised solely of non-employee directors, in consultation with an independent compensation consultant that is retained by and reports directly to the Compensation Committee.

3.	Objectives

The Company and the Compensation Committee have strived to design the compensation package of each senior executive to:

•	compensate senior executives for success in achieving corporate and individual performance goals;

•	incentivize senior executives through performance-based compensation, which accounts for a substantial portion of total compensation;

•	promote collegiality and avoid competition among the management team; and

•	align corporate and individual performance goals.

4.	Elements of Compensation

Targeted Overall Compensation

The Company operates in the highly competitive financial services sector, with a leadership position in retail securities brokerage services. The overall compensation program is designed to align the interests of executives with those of our stockholders and be competitive with the compensation practices of financial services companies with characteristics similar to the Company (identified below).

In 2009, the Company revised its executive compensation comparator group to provide a broader market perspective focused on firms with key business segments similar to the Company. The new comparator group consists of: E*TRADE Financial Corporation, The Charles Schwab Corporation, Ameriprise Financial, Inc., Blackrock, Inc., Franklin Resources, Inc., Legg Mason, Inc., MF Global Ltd., Northern Trust Corporation, optionsXpress Holdings Inc., Raymond James Financial Inc. and T. Rowe Price Group Inc. The criteria for determining the comparator group were industry, products, operations, market capitalization, total revenue and client assets/assets under management.

A targeted overall compensation level, including salary and incentive compensation — with incentive compensation being composed of annual cash and equity — is established for each executive position and is designed to be payable when annual and long-term performance goals are achieved.

These targeted total compensation levels are developed using market data from our comparator group and other financial services compensation data obtained from the following human resources consulting firms: McLagan, Mercer and Towers Perrin. This market data reflects compensation levels of corresponding positions for our named executive officers at similarly sized financial services companies.

Mercer, our outside independent compensation consultant, reviewed the market compensation information that was collected and confirmed its appropriateness as a point of reference in setting target total compensation levels for each of our named executive officers. The Company’s compensation philosophy is to target total compensation based on the market median of similar positions using the market data from our comparator group and other compensation data obtained by the Company. Actual compensation paid may be above or below the median based on individual and Company performance.

Each named executive officer had a base salary and target annual incentive award for fiscal year 2009 as follows:

		Target	Target Equity	Total Target	Targeted Overall
	Base Salary	Cash Incentive	Incentive	Incentive	Compensation
Name	($)	($)	($)	($)	($)
Fredric J. Tomczyk	500,000	1,500,000	3,500,000	5,000,000	5,500,000
William J. Gerber	350,000	475,000	475,000	950,000	1,300,000
Joseph H. Moglia	1,000,000	6,000,000	—	6,000,000	7,000,000
Peter J. Sidebottom	400,000	980,000	420,000	1,400,000	1,800,000
David M. Kelley(1)	400,000	658,000	658,000	1,316,000	1,716,000

(1)	Mr. Kelley’s targeted overall compensation is calculated using targeted overall compensation of $1.6 million for five months of fiscal year 2009 and $1.8 million for seven months of fiscal year 2009.

Consistent with the Company’s overall principles, a large percentage of the total compensation package is paid only after an executive satisfies performance objectives. The Company has generally designed its compensation plans so that as total targeted compensation increases — reflecting each named executive officer’s expected contribution to the success of the Company — the percentage of performance-based compensation also increases, thereby establishing a progressively higher percentage of performance-based compensation. Within the targeted overall compensation package, the amount of total compensation subject to performance-based objectives for fiscal 2009 was:

Performance-
Name	Based

Fredric J. Tomczyk	91%
William J. Gerber	73%
Joseph H. Moglia	86%
Peter J. Sidebottom	78%
David M. Kelley	77%

Annual Incentive Award

The board of directors and the Compensation Committee believe that the Company’s annual diluted earnings per share, or EPS, is an important measure of the Company’s success. In fiscal year 2009, awards under the annual incentive plan for executive officers were initially based on the achievement of an EPS goal established by the Compensation Committee in order to align the short-term interests of executives with those of our stockholders. In addition, the following factors were considered in determining the annual incentive award of our executive officers:

•	attainment of quantitative and qualitative goals, established by the CEO and approved by the Compensation Committee, which we refer to as the CEO goals and

•	attainment of individual quantitative and qualitative performance goals.

The Compensation Committee has reserved the right to reduce the payouts initially determined by the achievement of EPS by up to 20% for failure to attain the CEO goals and up to an additional 20% for failure to attain individual performance goals. In addition, the Compensation Committee retains the ability to exercise further negative discretion to reduce incentive payments to executives.

The design of our annual incentive plan supports our pay-for-performance philosophy and more closely aligns each executive to the long-term growth of the Company and the business strategy for which each executive is most responsible. The design also provides for an assessment of senior management performance using measures in addition to EPS, and, as described above, may result in a reduction to the annual incentive awards actually made to our executive officers.

To the extent a portion of the annual incentive award includes an equity component, the Company uses the 1996 Long-Term Incentive Plan, or the LTIP, to motivate, reward and retain key executives and to align their interests to those of stockholders by linking the performance of the Company to equity awards made to executives. If the Company grants RSUs as a component of the annual incentive, the RSUs will fully vest on the third anniversary of the grant date, so long as the executive is then employed by the Company. This vesting schedule aligns the long-term interests of executives with those of our stockholders.

These clear measures and specific targets ensure a strong, team-oriented, pay-for-performance philosophy and allow the full incentive payments to executive officers to qualify as performance-based compensation under section 162(m) of the Code.

Fiscal Year 2009

For fiscal year 2009, the Compensation Committee established an EPS target for the annual incentive award of $1.04, with the following range:

Fiscal Year 2009
Annual Incentive
Award Payout
Fiscal Year 2009 EPS ($)	(% of Target)

1.44	200%
1.20	140%
1.10	115%
1.04	100%
0.96	80%
0.80	40%

In fiscal year 2009, the Company achieved EPS of $1.10. Accordingly, under the terms of the annual incentive program for fiscal year 2009, the Compensation Committee approved annual incentive awards equal to 115% of the target annual incentive, subject to the exercise of up to 20% negative discretion for the CEO goals and up to 20% for individual performance goals. The CEO goals in fiscal year 2009 consisted of the following key corporate performance goals: market share, net new client assets, asset-based revenues, technology improvement and stockholder return. Incentive awards were then calculated based on the exercise of negative discretion in the amount of 5% on the CEO goals for all named executive officers and on the exercise of negative discretion ranging from 0% to 18.33% on the individual performance goals for each of the named executive officers. In exercising negative discretion, the Compensation Committee considered the overall achievement of the CEO goals and each named executive officer’s individual contribution in achieving the CEO goals, as well as his individual performance on a quantitative and qualitative basis. The Compensation Committee used its judgment to measure the performance of each named executive officer and to determine the amount of the negative discretion to employ. The Compensation Committee did not utilize a formula, as it does when it uses EPS, in determining the amount of negative discretion to apply.

Management was rewarded in fiscal year 2009 for successfully executing on a business strategy, in the face of extremely difficult operating conditions, that resulted in expanded leadership in trades, record new client accounts and net new client assets and strong stockholder returns. The 2009 annual incentive awards consisted of a cash component and an equity component. The amount of incentive compensation based on achieving individual performance goals was awarded solely in equity in order to increase the retention value of the compensation and to further align the interests of our executives to the long-term success of the Company. This had the effect of increasing the equity component of the annual incentive while decreasing the cash component, with no net effect on the overall award. The following table sets forth the actual awards earned under the fiscal year 2009 annual incentive:

	Cash	Equity	Total Annual Incentive
	Incentive	Incentive		% of
Name	($)	($)	($)	Target

Fredric J. Tomczyk	1,350,000	4,150,000	5,500,000	110.0%
William J. Gerber	427,500	475,000	902,500	95.0%
Joseph H. Moglia	5,500,000	—	5,500,000	91.7%
Peter J. Sidebottom	980,000	420,000	1,400,000	100.0%
David M. Kelley	592,200	789,600	1,381,800	105.0%

Except for a stock option grant made to Mr. Tomczyk, the equity component of the 2009 annual incentive award for each named executive officer was made solely in the form of RSUs. As described above, the RSUs will vest in full on the third anniversary of the grant date. The equity component of Mr. Tomczyk’s 2009 annual incentive award consisted of RSUs valued at $3.15 million, representing approximately 76% of the equity portion of his 2009 annual incentive award, and a stock option award valued at $1 million, representing approximately 24% of the equity portion of his 2009 annual incentive award. Mr. Tomczyk’s stock option vests in four equal installments on November 24, 2010, 2011, 2012 and 2013. The Compensation Committee determined that using a stock option for a portion of Mr. Tomczyk’s compensation instead of RSUs provided additional incentive for the achievement of future Company success and further aligned his financial interests with those of our stockholders.

Fiscal Year 2010

For fiscal year 2010, the Compensation Committee has established the following EPS range for annual incentive compensation:

Fiscal Year 2010
Annual Incentive
Award Payout
Fiscal Year 2010 EPS ($)	(% of Target)

1.80	200%
1.20	140%
1.00	120%
0.80	100%
0.60	80%
0.40	40%

For each $0.01 change in EPS for fiscal year 2010 between $1.80 and $0.60, the maximum payout will decrease by 1%. For each $0.01 change in EPS below $0.60, the maximum payout will decrease by 2%. As shown above, EPS of $0.80 would result in a 100% maximum payout. The Compensation Committee reduced the effect on the payout percentage for each $0.01 change in EPS in fiscal year 2010 to 1%, from a 2.5% effect on the payout percentage for each $0.01 change in EPS in fiscal year 2009, in order to decrease the emphasis of changes in EPS on the compensation plan and increase the focus on key longer-term strategic goals and the individual contribution and performance of each executive.

The Company’s achievement of EPS of $0.80 in fiscal year 2010 would not guarantee that an executive officer will receive a 100% payout because the Compensation Committee has reserved the right for fiscal 2010 to reduce the final payouts by up to 20% for failure to attain CEO goals and up to an additional 20% for failure to attain individual performance goals, thereby putting up to 40% of the annual incentive payout at risk. In addition, the Compensation Committee retains the ability to exercise further negative discretion to reduce incentive payments to executives.

For fiscal year 2010, the CEO goals consist of key corporate performance goals, such as market share, net new client assets, client experience, progress on strategic initiatives, associate engagement and delivering superior stockholder return. The individual performance goals for fiscal year 2010 consist of contribution to CEO goals, qualitative performance and relative performance to peers. In fiscal year 2010, incentive compensation for the CEO will be comprised of 30% cash and 70% equity. For other executive officers with total target annual compensation of at least $1 million, incentive compensation will be comprised of equal amounts of cash and equity.

This strategic design supports our pay-for-performance philosophy and allows for each executive’s contribution to the Company’s achievement of key performance goals to be assessed individually and as a management team. The design also intentionally provides the opportunity for the exercise of judgment and discretion by the Compensation Committee in assessing management’s performance in executing the Company’s strategy in determining overall compensation.

5.	Stock Ownership Guidelines

The Compensation Committee and the board of directors strongly believe that senior executives should own a significant amount of Company common stock. This provides a direct and continuing alignment of financial interests between executives and stockholders.

The stock ownership guidelines are as follows:

•	ten times base salary for Messrs. Moglia and Tomczyk and

•	five times base salary for Messrs. Gerber, Sidebottom and Kelley.

None of these executive officers are permitted to sell any equity interest in the Company until the stock ownership requirements have been met, after which the chief executive officer must obtain approval from the Compensation Committee and all other senior executives must obtain prior approval from the chief executive officer. Mr. Tomczyk has agreed to maintain stock ownership under these guidelines for two years after he ceases to be an employee or director of the Company following his retirement. The Company considers any stock held without restrictions, unvested restricted stock units, vested but unexercised in-the-money stock options, deferred compensation that will settle in common stock and common stock held under the Company’s 401(k) plan in determining whether the stock ownership requirements have been met. All named executive officers, other than Mr. Sidebottom, have met the stock ownership guidelines.

6.	Change in Control Benefits and Severance

Our senior executive team has been instrumental in successfully building the Company, and we believe it is important to provide certain benefits to them in the event of a change in control. We believe that the interests of our stockholders are best served if the interests of senior management are aligned with them, and providing change in control benefits should minimize any reluctance of senior management to pursue change in control transactions that may be in the best interest of our stockholders. Equity awards under the MIP continue to vest in accordance with their terms in the event of termination for any reason, other than for cause, within 24 months after a change in control. With the exception of Mr. Sidebottom’s special equity award of RSUs granted in connection with the commencement of his employment with the Company, our executive officers are not entitled to any other benefits upon a change in control. Rather, our employment arrangements with Messrs. Moglia, Tomczyk and Sidebottom all require a termination of employment without cause or resignation with good reason in connection with or following a change in control. We utilize this dual-trigger change of control provision because we believe that triggering payments simply upon a change of control is not in the Company’s or stockholders’ best interests.

7.	Tax Treatment

The Compensation Committee designs certain components of executive compensation to preserve income tax deductibility under section 162(m) of the Code. Section 162(m) generally disallows a tax deduction to public corporations for non-performance-based compensation over $1 million paid for any fiscal year to each of the individuals who were, at the end of the fiscal year, the corporation’s chief executive officer and the four other most highly compensated executive officers.

The Company believes that the cash bonuses paid and stock-based awards granted to executive officers under the MIP are and will be fully deductible under section 162(m). In addition, the Company has adopted a general policy that all stock-based awards granted to its executive officers should generally only be made pursuant to plans that the Company believes satisfy the requirements of section 162(m). The Compensation Committee retains discretion and flexibility in developing appropriate compensation programs and establishing compensation levels and, in some instances, may approve compensation that is not fully deductible.

8.	Actions Since End of Fiscal Year 2009

The table below summarizes RSUs and stock options granted to our named executive officers for service during fiscal year 2009 as part of the annual incentive award program. Because these grants were made in fiscal year 2010, they are not included in the “Grants of Plan-based Awards” and “Outstanding Equity Awards at Fiscal Year-End” tables later in this section.

	Fiscal Year 2009 Equity Incentive
	RSUs		Stock Options
Name	$	# of Units	$	# of Options

Fredric J. Tomczyk	3,150,000	158,135	1,000,000	109,769
William J. Gerber	475,000	23,846	—	—
Joseph H. Moglia	—	—	—	—
Peter J. Sidebottom	420,000	21,085	—	—
David M. Kelley	789,600	39,640	—	—

The number of RSUs granted was determined by dividing the dollar amount earned by $19.92, the average of the high and low price of the Company’s common stock for the 20 trading days ended October 29, 2009. These awards vest in full on the third anniversary of the grant date if the executive is then employed by the Company. The number of stock options granted to Mr. Tomczyk was determined by dividing the dollar amount earned by $9.11, the value per option based on a Black-Scholes valuation model using valuation assumptions approved by the Compensation Committee.

For fiscal 2010, Mr. Kelley’s annual target incentive compensation was increased from $1.4 million to $1.6 million following a review of the compensation paid to chief operating officers in the Company’s comparator group (as further identified above).

Compensation Committee Report

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

The H.R. and Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” of this Proxy Statement with TD AMERITRADE’s management. Based on that review and those discussions, the H.R. and Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference into TD AMERITRADE’s Annual Report on Form 10-K for its 2009 fiscal year.

W. Edmund Clark, Chairman
Dan W. Cook III
Mark L. Mitchell

Compensation Committee Interlocks and Insider Participation

Messrs. Clark, Cook and Mitchell served as members of the Compensation Committee during fiscal 2009. During fiscal 2009, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the rules and regulations of the 1934 Act.

Summary Compensation Table

The following table provides information about compensation earned during fiscal 2009, 2008 and 2007 by Mr. Tomczyk, our chief executive officer, Mr. Gerber, our chief financial officer, and our other three most highly compensated executive officers who were serving as executive officers as of September 30, 2009. We refer to these individuals as our named executive officers. Mr. Sidebottom became an executive officer during fiscal 2009 and Messrs. Tomczyk and Kelley became named executive officers during fiscal 2008. In accordance with SEC rules, the compensation described in this table does not include medical or group life insurance received by the named executive officers that is available generally to all salaried employees of the Company and certain perquisites and other personal benefits received by the named executive officers that in the aggregate do not exceed $10,000.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus(1)	Awards(2)(4)	Awards(3)(4)	Compensation(5)	Compensation(6)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Fredric J. Tomczyk	2009	500,000	—	3,629,360	2,617,168	1,350,000	245	8,096,773
President and	2008	500,000	—	3,210,610	903,169	1,832,250	231,406	6,677,435
Chief Financial Officer

William J. Gerber	2009	350,000	—	352,700	—	427,500	58,894	1,189,094
Executive Vice President,	2008	300,000	—	392,882	—	597,000	802	1,290,684
Chief Financial Officer	2007	250,000	—	347,695	24,665	270,000	739	893,099

Joseph H. Moglia	2009	1,000,000	—	3,414,151	—	5,500,000	22,309	9,936,460
Chairman	2008	1,000,000	—	4,855,341	—	15,150,000	17,598	21,022,939
	2007	1,000,000	—	6,166,672	—	2,673,000	89,470	9,929,142

Peter J. Sidebottom	2009	236,923	405,000	313,170	—	980,000	206,763	2,141,856
Executive Vice President, Product, Marketing and Client Experience

David M. Kelley	2009	400,000	—	863,287	—	592,200	51,731	1,907,218
Executive Vice President,	2008	300,000	—	752,653	—	740,000	—	1,792,653
Chief Operating Officer

(1)	The fiscal year 2009 bonus amount for Mr. Sidebottom consists of a $100,000 cash sign-on bonus pursuant to his term sheet and a $305,000 cash relocation bonus.

(2)	The amounts in this column represent the dollar amount of the expense related to RSUs and performance-based restricted stock units, or PRSUs, recognized by the Company for financial statement reporting purposes in accordance with Accounting Standards Codification (“ASC”) 718, Compensation — Stock Compensation.

(3)	The amounts in this column represent the dollar amount of the expense related to stock option awards recognized by the Company for financial statement reporting purposes in accordance with ASC 718.

(4)	For a discussion of the underlying assumptions used and for further discussion of the Company’s accounting for its equity compensation plans, see the following sections of the Company’s Form 10-K for the fiscal year ended September 30, 2009:

• Part II — Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates.

• Part II — Item 8 — Financial Statements and Supplementary Data — Notes to Consolidated Financial Statements

o Note 1. Nature of Operations and Summary of Significant Accounting Policies — Stock-based Compensation

o Note 14. Stock-based Compensation

(5)	The amounts in this column include the cash component of the annual incentive awards earned under the MIP.

(6)	The amounts in this column are summarized in the following table:

		Income					Option
		Taxes	Professional			Unused	Make-
		Reimbursed	Services	Interest(a)	Amerivest(b)	Vacation	whole(c)	Other(d)	Total
Name	Year	($)	($)	($)	($)	($)	($)	($)	($)

Fredric J. Tomczyk	2009	245	—	—	—	—	—	—	245
	2008	52,016	52,629	—	—	—	—	126,761	231,406

William J. Gerber	2009	—	—	—	—	58,894	—	—	58,894
	2008	—	—	—	—	—	—	802	802
	2007	—	—	—	—	—	739	—	739

Joseph H. Moglia	2009	2,735	—	2,918	16,256	—	—	400	22,309
	2008	5,603	—	7,389	4,606	—	—	—	17,598
	2007	36,640	40,147	10,800	1,883	—	—	—	89,470

Peter J. Sidebottom	2009	183,385	—	—	—	—	—	23,378	206,763

David M. Kelley	2009	—	—	—	—	51,731	—	—	51,731
	2008	—	—	—	—	—	—	—	—

(a)	Represents the value of imputed interest on a non-interest bearing loan to Mr. Moglia for Medicare taxes on his deferred compensation arrangement. For further discussion of this loan agreement, dated September 13, 2001, see the Certain Relationships and Related Transactions section below.

(b)	Amounts represent fees waived for services rendered by Amerivest, the Company’s online investment advisory service.

(c)	During fiscal year 2007, the Company determined that certain stock options granted during fiscal years 2002 and 2003 were issued with an exercise price less than the fair market value of the underlying common stock on the measurement date for accounting purposes, therefore subjecting the option holders to adverse tax consequences. In February 2007, in order to avoid the negative tax implications, the Company commenced a tender offer in which employees had the right to exchange their existing employee stock options for new stock options with a higher exercise price. The Company compensated employees for the reduced value of the new stock options by making cash payments. The amounts in this column represent cash payments received for the reduced value of new stock options.

(d)	The fiscal year 2009 amount for Mr. Sidebottom represents relocation cost payments.

Grants of Plan-based Awards

The following table summarizes equity awards granted to our named executive officers in fiscal year 2009 under our LTIP. Equity awards granted in fiscal year 2010 for services rendered in fiscal year 2009 are summarized in the Compensation Discussion and Analysis under the heading “Actions Since End of Fiscal Year 2009.”

		Stock	Grant
		Awards:	Date
		Number of	Fair
		Shares of	Value
		Stock or	of Stock
		Units	Awards
Name	Grant Date	(#)	($)

Fredric J. Tomczyk	11/14/2008(1)	238,958	2,994,908

William J. Gerber	10/28/2008(1)	27,950	304,225

Joseph H. Moglia	N/A	—	—

Peter J. Sidebottom	2/19/2009(2)	81,623	1,022,181

David M. Kelley	10/28/2008(1)	51,967	565,640
	10/28/2008(2)	35,113	382,191

(1)	These RSUs represent the equity component of the fiscal year 2008 annual incentive award. The Company measures the fair value of the RSUs based upon the volume-weighted average market price, or VWAP, of the underlying common stock as of the date of the grant. The VWAP on October 28, 2008 and November 14, 2008 was $10.8846 and $12.5332 per share, respectively. The RSUs vest in full on the third anniversary of the grant date.

(2)	These RSUs represent discretionary equity awards granted on October 28, 2008 and February 19, 2009 at fair values of $10.8846 and $12.5232 per share (VWAP of the underlying common stock as of the grant dates), respectively. The RSUs vest in full on the third anniversary of the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the current holdings of stock option and stock awards by our named executive officers. This table includes unexercised and unvested option awards and unvested RSUs and PRSUs. The vesting schedule is shown for each grant in the footnotes to the table. The market value of the stock awards is based on $19.63, the closing market price of the Company’s common stock on September 30, 2009 (the last business day of fiscal year 2009).

	Option Awards					Stock Awards
							Market
						Number	Value
						of Shares	of Shares
	Number of	Number of				or Units	or Units
	Securities	Securities				of Stock	of Stock
	Underlying	Underlying				That	That
	Unexercised	Unexercised		Option		Have	Have
	Options	Options		Exercise	Option	Not	Not
	(#)	(#)		Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable		($)	Date	(#)	($)

Fredric J. Tomczyk	—	1,150,000	(1)	18.21	5/15/18
						311,458(2)	6,113,921
						29,427(3)	577,652
						238,958(4)	4,690,746

William J. Gerber	5,707	—		7.81	12/11/10
	3,891	—		4.25	10/24/11
	1,297	—		4.82	10/24/11
	100,000	—		3.99	1/22/13
						5,347(5)	104,962
						9,559(3)	187,643
						5,310(6)	104,235
						27,950(4)	548,659

Joseph H. Moglia	7,627,000	—		3.90	3/1/13
						224,389(5)	4,404,756
						288,210(3)	5,657,562

Peter J. Sidebottom						81,623(7)	1,602,259

David M. Kelley						4,614(5)	90,573
						11,949(3)	234,559
						53,106(6)	1,042,471
						51,967(4)	1,020,112
						35,113(8)	689,268

(1)	These nonqualified stock options vest in four equal installments on October 1, 2009, 2010, 2011 and 2012.

(2)	In connection with Mr. Tomczyk’s employment as chief operating officer during the fourth quarter of fiscal year 2007, he received a special equity award with a target of 270,833 PRSUs. The Company’s EPS performance for fiscal 2008 determined the total number of PRSUs that may ultimately vest. The number of units in this column reflects the actual EPS performance results of 115% for fiscal year 2008. These PRSUs are scheduled to vest on July 9, 2010.

(3)	Represents the equity component from the fiscal year 2007 annual incentive award, which consisted solely of RSUs. The RSUs for Mr. Moglia are scheduled to vest in full on November 14, 2010. The RSUs for the other named executive officers are scheduled to vest in full on October 25, 2010.

(4)	Represents the equity component from the fiscal year 2008 annual incentive award, which consisted solely of RSUs. The RSUs for Mr. Tomczyk are scheduled to vest in full on November 14, 2011. The RSUs for the other named executive officers are scheduled to vest in full on October 28, 2011.

(5)	Represents the equity component from the fiscal year 2006 annual incentive award, which consisted of PRSUs. The Company’s EPS performance for fiscal years 2007, 2008 and 2009 each determined one-third of the total number of PRSUs that will ultimately vest. The number of units in this column reflects actual EPS performance results for fiscal years 2007, 2008 and 2009. The PRSUs for Mr. Moglia vested in full on November 16, 2009. The PRSUs for the other named executive officers vested in full on October 26, 2009.

(6)	These RSUs represent discretionary grants, which are scheduled to vest in full on October 25, 2010.

(7)	These RSUs represent a discretionary grant, which is scheduled to vest in full on February 19, 2012.

(8)	These RSUs represent a discretionary grant, which is scheduled to vest in full on October 28, 2011.

Option Exercises and Stock Vested

The following table summarizes stock option exercises and stock awards that vested for the named executive officers during fiscal year 2009.

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Fredric J. Tomczyk	—	—	—	—
William J. Gerber	32,044	466,984	32,171	380,583
Joseph H. Moglia	942,000	13,324,050	459,602	5,437,092
Peter J. Sidebottom	—	—	—	—
David M. Kelley	—	—	46,436	777,803

Non-qualified Deferred Compensation

The table below provides information on Mr. Moglia’s non-qualified deferred compensation in fiscal year 2009. The other named executive officers did not have non-qualified deferred compensation in fiscal year 2009.

	Aggregate	Aggregate
	Earnings	Balance at
	in Last FY	Last FYE
Name	($)	($)

Joseph H. Moglia(1)	309,016	17,991,187

(1)	Under Mr. Moglia’s initial employment agreement entered into in March 2001, the Company credited Mr. Moglia with $15.6 million of deferred compensation. The deferred compensation vested ratably over a two-year period ended in March 2003. This deferred compensation was previously reported in the summary compensation table in the amounts of $4.5 million, $7.8 million and $3.3 million for fiscal years 2001, 2002 and 2003, respectively. During fiscal year 2009, Mr. Moglia’s deferred compensation was deemed to be invested in investment options based on 1-month, 3-month and 1-year London Interbank Offered Rates. The earnings reported for fiscal year 2009 are not above-market or preferential and therefore are not reported in the Summary Compensation Table. Mr. Moglia has elected to receive a single lump sum distribution of his deferred compensation, payable as soon as practicable following his termination of employment.

Potential Payments Upon Termination or Change-in-Control

Introduction and Overview

The Company has entered into employment agreements with each of its named executive officers other than Messrs. Gerber and Kelley. The employment agreements and certain compensation plans and award agreements require the Company to provide compensation and benefits to the executives in the event of a termination of employment, including in connection with a change in control of the Company. Except for Mr. Sidebottom’s special equity award of RSUs granted on the commencement of his employment with the Company, payments are not triggered simply upon the occurrence of a change in control. Rather, our executives will only receive change in control benefits if their employment is terminated in certain instances following a change in control.

Compensation Plans and Award Agreements

Under the MIP, in the event of death or disability prior to the payment of a scheduled award, compensation will be paid to the executive’s estate or other authorized person. Under the PRSU and RSU award agreements, the consequences of death, disability, retirement, termination without cause and change in control are:

Triggering Event	Consequence

Death	Award vests and settles as soon as practicable
Disability or retirement	Award continues to vest in accordance with its terms, whether or not the executive is employed on the settlement date
Termination without cause	Award is pro-rated through the date of termination and then vests in accordance with its terms
Change in control	Award continues to vest in accordance with its terms in the event of termination for any reason, other than cause, within 24 months after a change in control

Employment Agreements of Current Named Executive Officers

Chairman — Joseph H. Moglia

Effective June 11, 2008, the Company and Mr. Moglia entered into an amended and restated employment agreement in connection with his election as chairman of the board of directors. The agreement was further amended on September 29, 2008. Following is a brief summary of certain terms of his employment agreement, as amended.

Moglia Employment Agreement

Provision	Summary Description

Position	Chairman, beginning October 1, 2008 (former Chief Executive Officer)
Term	June 11, 2008 through May 31, 2011, which is divided into the following periods:
• Initial period - June 11, 2008 through September 30, 2008

  •   “Remaining original term” — June 11, 2008 through May 31, 2009, which is intended to reflect the remaining period of the “Initial Term” as that term was defined in the predecessor agreement dated June 23, 2006

• “Additional term” — October 1, 2008 through May 31, 2011

Base Salary	$1,000,000 per year

Annual Cash Incentive	Participation in MIP
• Annual cash incentive target of $9,000,000 for fiscal year 2008
• Annual cash incentive target of $6,000,000 for fiscal year 2009, which reflects the pro-rata period from October 1, 2008 through May 31, 2009
• Not eligible to participate after remaining original term
Equity Compensation	Participation in LTIP
• Special grant of 580,550 PRSUs at maximum (483,792 PRSUs at target) (granted March 10, 2006 and distributed March 10, 2009)
• Not eligible to participate after remaining original term
Air Travel	Mr. Moglia is entitled to fly on private aircraft when traveling on Company-related business at the expense of the Company.
Conditions to Receipt of Termination Payments and Benefits	As a condition to receiving severance payments, Mr. Moglia is required to enter into a release of claims and abide by non-competition, non-solicitation and non-disparagement covenants. The non-competition and non-solicitation covenants cover a period of:
• the lesser of 12 months or the remainder of the term of the agreement, provided that in no event shall the restricted period be less than six months or
• six months, if the termination occurs at the completion of the entire term of the agreement.

Definitions Under Mr. Moglia’s Employment Agreement

“Good reason” means the occurrence of any of the following without Mr. Moglia’s express written consent:

•	after September 30, 2008, the appointment or nomination by the board of directors of any individual other than Mr. Moglia as chairman of the board;

•	any failure by the Company to provide Mr. Moglia with a reporting relationship to the board of directors or any material and adverse reduction in such reporting, other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured promptly following the Company receiving notice of such failure;

•	a material reduction in the kind or level of employee benefits to which Mr. Moglia is entitled immediately prior to such reduction with the result that his overall benefits package is significantly reduced, other than a one-time reduction that also is applied to substantially all other executive officers of the Company and that reduces the level of employee benefits by a percentage reduction of 10% or less;

•	a reduction (even if permitted under the applicable plan documents, grant or award) in Mr. Moglia’s base salary, target annual incentive, special grant or annual award as in effect immediately prior to such reduction, other than a one-time reduction that also is applied (and continues to apply) to substantially all other executive officers of the Company and which one-time reduction reduces any of the base salary, target annual incentive, special grant or annual award by a percentage reduction of 10% or less in the aggregate; or

•	the failure of the Company to obtain the assumption of Mr. Moglia’s employment agreement by a successor.

The failure of the Company’s stockholders to elect or reelect Mr. Moglia to the board of directors will not constitute “good reason”.

“Cause” means Mr. Moglia’s conviction of, or plea of nolo contendere to, a criminal offense arising out of a breach of trust, embezzlement or fraud committed against the Company by him in the course of his employment with the Company.

“Severance period” means, if Mr. Moglia’s employment is terminated after the remaining original term, the period of time commencing on the date of the termination of Mr. Moglia’s employment and continuing for the remainder of the additional term.

President and Chief Executive Officer — Fredric J. Tomczyk

Effective May 16, 2008, the Company and Mr. Tomczyk entered into an amended and restated employment agreement in connection with his election as CEO of the Company. Following is a brief summary of certain terms of his employment agreement, as amended.

Tomczyk Employment Agreement

Provision	Summary

Position	President, Chief Executive Officer, beginning October 1, 2008 (former Chief Operating Officer)

Term	Agreement commenced on May 16, 2008 with the following periods:
• Chief Operating Officer term — May 16, 2008 through September 30, 2008
• 5-year initial term as Chief Executive Officer — commencing October 1, 2008
° Written notice of non-renewal may be provided by either party at least 60 days before expiration of the initial term
° Automatic renewal for 1-year additional term following the initial term if non-renewal notice not provided
° Following additional term, renewal for an additional 1-year term with mutual consent of the parties

Base Salary	$500,000 per year

Annual Cash Incentive	Participation in MIP with annual cash incentive target of $1,100,000 for fiscal year 2008 and a target of $1,500,000 for each fiscal year thereafter

Equity Compensation	Participation in LTIP
• Special grant of 325,000 PRSUs at maximum (270,833 PRSUs at target) (granted July 9, 2007 and scheduled to vest in full on July 9, 2010)

Tomczyk Employment Agreement (continued)

Provision	Summary

	•	Stock option grant of 1,150,000 shares conditioned upon Mr. Tomczyk becoming the Chief Executive Officer on October 1, 2008
	•	Annual equity award with a target of $2,000,000 for fiscal year 2008 and a target of $3,500,000 for each full fiscal year thereafter

Air Travel	Mr. Tomczyk is entitled to fly on private aircraft when traveling on Company-related business at the expense of the Company.

Excise Tax	If benefits provided to Mr. Tomczyk constitute “parachute payments” within the meaning of Section 280G of the Code and are subject to the excise tax imposed by Section 4999 of the Code, then severance benefits may be paid in a lesser amount that would result in no portion being subject to the excise tax, if such reduction would result in the receipt, on an after-tax basis, of a greater amount of severance benefits.

Conditions to Receipt of Termination Payments and Benefits	As a condition to Mr. Tomczyk receiving severance payments, he is required to enter into a release of claims and is required to abide by non-competition, non-solicitation and non-disparagement covenants. The non-competition and non-solicitation covenants cover a period of:

	•	two years from the date of termination, except as provided below;

	•	one year, if the termination is in connection with a change of control or occurs at the completion of the initial term or any additional term.

Definitions Under Mr. Tomczyk’s Employment Agreement

“Good reason” means the occurrence of any of the following without Mr. Tomczyk’s express written consent:

•	a significant reduction of Mr. Tomczyk’s duties, position, or responsibilities, relative to his duties, position, or responsibilities in effect immediately prior to such reduction;

•	a material reduction in the kind or level of employee benefits to which Mr. Tomczyk is entitled immediately prior to such reduction with the result that his overall benefits package is significantly reduced, other than a one-time reduction that also is applied to substantially all other executive officers of the Company and that reduces the level of employee benefits by a percentage reduction of 10% or less;

•	a reduction in Mr. Tomczyk’s base salary, target annual incentive, or annual award as in effect immediately prior to such reduction, other than a one-time reduction that also is applied to substantially all other executive officers of the Company and which one-time reduction reduces any of the base salary, target annual incentive, or annual award by a percentage reduction of 10% or less in the aggregate;

•	the relocation of Mr. Tomczyk to a facility or location more than 25 miles from his current place of employment; or

•	the failure of the Company to obtain the assumption of his employment agreement by a successor.

“Cause” means the occurrence of any of the following:

•	willful and continued failure to perform the duties and responsibilities of Mr. Tomczyk’s position after there has been delivered to him a written demand for performance from the board which describes the basis for the board’s belief that he has not substantially performed his duties and provides him with 30 days to take corrective action;

•	any act of personal dishonesty by Mr. Tomczyk in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in his substantial personal enrichment;

•	conviction of, or plea of nolo contendere to, a felony that the board reasonably believes has had or will have a material detrimental effect to the Company’s reputation or business;

•	a breach of any fiduciary duty owed to the Company that has a material detrimental effect on the Company’s reputation or business;

•	being found liable in any SEC or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not he admits or denies liability);

•	(1) obstructing or impeding, (2) endeavoring to influence, obstruct or impede, or (3) failing to materially cooperate with, any investigation authorized by the board or any governmental or self-regulatory entity; however, failure to waive attorney-client privilege relating to communications with Mr. Tomczyk’s own attorney in connection with any such investigation will not constitute cause; or

•	disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by his employment agreement or his loss of any governmental or self-regulatory license that is reasonably necessary for him to perform his responsibilities to the Company if (1) the disqualification, bar or loss continues for more than 30 days and (2) during that period the Company uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced.

Executive Vice President, Product, Marketing and Client Experience — Peter J. Sidebottom

Effective February 17, 2009, the Company and Mr. Sidebottom entered into an agreement under which he serves as executive vice president, product, marketing and client experience of the Company. Following is a brief summary of certain terms of his employment agreement.

Sidebottom Term Sheet

Provision	Summary

Position	Executive Vice President, Product, Marketing and Client Experience
Base Salary	$400,000 per year
Sign-On Bonus	$100,000
Annual Cash Incentive	Participation in MIP with annual cash incentive target of $980,000 for fiscal year 2009 and a target of $700,000 for each fiscal year thereafter
Equity Compensation	Participation in LTIP
• Special equity award of 81,623 RSUs
• Annual equity award with a target of $420,000 for fiscal year 2009 and a target of $700,000 for each fiscal year thereafter
Conditions to Receipt of Termination Payments and Benefits	As a condition to Mr. Sidebottom receiving severance payments, he is required to enter into a release of claims and is required to abide by non-competition and non-solicitation covenants for a period of one year from the date of termination.

Definitions Under Mr. Sidebottom’s Term Sheet

“Good reason” means the occurrence of any of the following:

•	a significant reduction of Mr. Sidebottom’s duties, position, or responsibilities;

•	a material reduction in the kind or level of employee benefits to which Mr. Sidebottom is entitled immediately prior to such reduction, other than a one-time reduction that also is applied to substantially all other executive officers of the Company and that reduces the level of employee benefits by a percentage reduction of 10% or less;

•	a reduction in Mr. Sidebottom’s base salary or target bonus, other than a one-time reduction that also is applied to substantially all other executive officers of the Company that reduces the base salary or target bonus by a percentage reduction of 10% or less; or

•	the relocation of Mr. Sidebottom to a facility or location more than 50 miles from his current place of employment.

“Cause” means the occurrence of any of the following:

•	the failure by Mr. Sidebottom to substantially perform his duties, other than due to illness, injury or disability, which failure continues for ten days following receipt of notice from the Company specifying such failure;

•	the willful engaging by Mr. Sidebottom in conduct which is materially injurious to the Company, monetarily or otherwise;

•	misconduct involving serious moral turpitude to the extent that in the reasonable judgment of the Company, Mr. Sidebottom’s credibility or reputation no longer conforms to the standard of the Company’s executives; or

•	Mr. Sidebottom’s breach of any restrictive covenants to which he is subject.

Summary Table — Potential Payments Upon Termination or Change-in-Control

The following table summarizes potential payments upon termination or change in control for the named executive officers as of September 30, 2009. Each of the named executive officers will only be entitled to receive change in control benefits if his employment is terminated without cause or he resigns with good reason in connection with or following a change in control, except in the case of Mr. Sidebottom’s special equity award of RSUs granted in connection with the commencement of his employment with the Company, which will vest on a change of control of the Company (other than an acquisition of control by TD). Except as specifically indicated in the footnotes to the table below, we used the following assumptions in calculating the amounts included the table and discussion below:

•	As required by SEC rules, we assume the triggering event causing the payment occurred on September 30, 2009, the last business day of our last completed fiscal year, and the price per share of the common stock of the Company was $19.63, the closing market price on that date.

•	We treat all amounts of base salary that were earned and accrued, including unused vacation, as of the date of the triggering event as paid immediately prior to the triggering event in accordance with the Company’s customary payroll practice.

•	The value of health benefits is based upon the same assumptions we use for financial reporting purposes; specifically, the 94GR mortality table and the Company providing health care coverage to the applicable executive officer and his spouse until the death of each of them.

							Other
		Salary, Bonus		Deferred	Stock-based		Benefits and
		and Severance		Compensation(1)	Awards		Perquisites		Total
Name	Event of Termination	($)		($)	($)		($)		($)

Fredric J. Tomczyk	Termination without cause or resignation for good reason (including following a change in control)	5,500,000	(2)	—	16,119,509	(7)	27,398	(11)	21,646,907
	Death or disability	1,500,000	(3)	—	16,119,509	(7)	—		17,619,509

William J. Gerber	Change in control, death or disability	—		—	1,413,596	(8)	—		1,413,596
	Termination without cause	—		—	167,268	(9)	—		167,268

Joseph H. Moglia	Termination without cause or resignation for good reason during the additional term (including) following a change in control)	1,670,000	(4)	17,991,187	10,062,318	(8)	360,000	(12)	30,083,505
	Voluntary termination after September 30, 2008	—		17,991,187	10,062,318	(8)	360,000	(12)	28,413,505
	Death or disability	5,500,000	(5)	17,991,187	10,062,318	(8)	360,000	(12)	33,913,505

Peter J. Sidebottom	Termination without cause or resignation for good reason	1,100,000	(6)	—	—	(10)	—		1,100,000
	Change in control	1,100,000	(6)	—	2,016,158	(8)	—		3,116,158
	Death or disability	—		—	2,016,158	(8)	—		2,016,158

David M. Kelley	Change in control, death or disability	—		—	3,855,116	(8)	—		3,855,116
	Termination without cause	—		—	486,058	(9)	—		486,058

(1)	Compensation under Mr. Moglia’s deferred compensation plan became fully vested in fiscal year 2003. For information about Mr. Moglia’s deferred compensation, see note (1) to the table under the heading “Non-qualified Deferred Compensation.”

(2)	Represents (a) a severance amount equal to $4,000,000, payable over the course of a two-year period beginning after the termination date, and (b) an additional severance amount of $1,500,000, which represents the annual cash incentive for fiscal year 2009 calculated based on target performance.

(3)	Represents the current year’s (fiscal year 2009) annual cash incentive calculated based on target performance.

(4)	Represents the continued payment of base salary for the severance period, beginning after the termination date and continuing for the remainder of the additional term.

(5)	Represents the current year’s (fiscal year 2009) annual cash incentive calculated based on actual performance.

(6)	Represents (a) continued payment of base salary for 12 months, and (b) an additional severance amount of $700,000, which represents the annual cash incentive for fiscal years after 2009 calculated based on target performance.

(7)	Under the terms and conditions of Mr. Tomczyk’s employment agreement or stock option, RSU and PRSU award agreements, under the LTIP, awards continue to vest in accordance with the terms of the respective award agreements. Amounts represent (a) the fair value as of September 30, 2009 of all outstanding RSU and PRSU awards, including any awards for fiscal year 2009 that were granted subsequent to September 30, 2009, and (b) the intrinsic value of unvested stock option awards as of September 30, 2009. For PRSUs, the fair value was computed using actual performance because the performance periods have been completed.

(8)	Under the terms and conditions of the applicable employment agreement or RSU and PRSU award agreements, under the LTIP, awards continue to vest in accordance with the terms of the respective award agreements. Amounts represent the fair value as of September 30, 2009 of all outstanding RSU and PRSU awards, including any awards for fiscal year 2009 that were granted subsequent to September 30, 2009. For PRSUs, the fair value was computed using actual performance because the performance periods have been completed.

(9)	For termination without cause, in accordance with the applicable RSU or PRSU award agreements, awards are pro-rated based on the number of twelve month periods which have elapsed since the date of grant and through the date of termination and then the awards vest in accordance with the applicable award agreement. Amounts represent the fair value of the awards as of September 30, 2009, pro-rated pursuant to the award agreement. For PRSUs, the fair value was computed using actual performance because the performance periods have been completed.

(10)	Under the terms and conditions of Mr. Sidebottom’s employment agreement, awards are pro-rated based on the number of twelve month periods which have elapsed since the date of grant and through the date of termination and then the awards vest in accordance with the applicable award agreement.

(11)	Under Mr. Tomczyk’s employment agreement, this represents the estimated premium costs for the continuation of medical and dental coverage for a period of two years after the termination date pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Mr. Tomczyk or any of his dependents are eligible to elect COBRA continuation coverage under any of the Company’s group medical or dental plans.

(12)	Under Mr. Moglia’s employment agreement, this represents the estimated premium costs for post-retirement medical coverage for him, his spouse and his eligible dependents for his life or his spouse’s life if she survives him, with this coverage secondary to his Medicare benefits.

Non-employee Director Compensation and Stock Ownership Guidelines

For calendar year 2009, non-employee directors of the Company received the following compensation under the terms of the TD AMERITRADE Holding Corporation 2006 Directors Incentive Plan:

Non-employee Director Compensation	Amount

Annual Cash Retainer	$75,000
Annual Equity Grant	$100,000 in RSUs
Committee Chair Retainer	$10,000 ($25,000 for audit committee chair)
Board Meeting Fee	$3,000
Committee Meeting Fee	$2,500

The 2006 Directors Incentive Plan is designed to:

•	fairly compensate non-employee directors for work required of a company the size and complexity of TD AMERITRADE and

•	align directors’ interests with the long-term interests of stockholders.

The annual cash retainer and the committee chair retainer are paid in advance at the beginning of each calendar year. Payments for meeting fees were made in four installments following the end of each quarter of service.

Under the 2006 Directors Incentive Plan, any non-employee director is permitted to defer any or all of the cash or equity award. Investment earnings on amounts deferred in the form of stock units are based on the fluctuations in the underlying common stock of the Company. Cash awards that were deferred under the terms of the 1996 Directors Incentive Plan (the predecessor to the 2006 Directors Incentive Plan) earn interest at the prime rate as reported by The Wall Street Journal. Cash awards that are deferred under the terms of the 2006 Directors Incentive Plan earn interest based on terms and conditions established by the Compensation Committee.

The number of RSUs under the annual equity grant is calculated by using the average closing price of the Company’s common stock for the 20 trading days prior to the grant date. The RSUs vest in one-third increments annually over three years from the date of grant. Vested RSUs are settled by issuing shares of Company common stock following the third anniversary of the grant date. However, a director may elect to defer the receipt of stock under the terms of any applicable deferred compensation plan. If the director terminates service as a non-employee director prior to the third anniversary of the grant date, the RSUs, to the extent vested on the date of such termination of service, are settled as soon as reasonably practicable after such termination. In the event of a change in control of the Company, the RSUs vest as soon as practicable after the change in control. RSUs do not have any voting rights and are not entitled to receive any dividends or distributions on common stock of the Company. In the event of the death of a non-employee director, the RSUs will vest and be settled in common stock of the Company. In the event of the disability of a non-employee director, the RSUs will continue to vest over the three-year vesting period whether or not the director continues to serve as a director of the Company.

Non-employee directors are reimbursed for expenses incurred in connection with attending meetings of the board of directors. The Company also provides liability insurance for its directors and officers.

For calendar year 2010, board and committee meeting attendance fees have been eliminated and replaced with an increase in the annual cash retainer of $5,000 and an increase in the annual equity grant of $30,000. Also for calendar year 2010, members of the audit committee (other than the chair) will receive an additional annual cash retainer of $10,000. The following table summarizes non-employee director compensation for calendar year 2010:

Non-employee Director Compensation	Amount

Annual Cash Retainer	$80,000
Annual Equity Grant	$130,000 in RSUs
Committee Chair Retainer	$10,000 ($25,000 for audit committee chair)
Audit Committee Member Fee	$10,000

In addition, non-employee directors may receive, at the discretion of the Corporate Governance Committee and approved by the board of directors, payment of additional non-employee director compensation when special circumstances warrant.

The table below provides information on compensation for non-employee directors who served during fiscal year 2009. Compensation information for Messrs. Moglia and Tomczyk, who are employee directors, is disclosed in the Summary Compensation Table earlier in this section.

	Fees Earned or
	Paid in Cash
		Deferred
		in Form of
	Paid in	Stock Units	Stock
	Cash(2)	or Cash(3), (5)	Awards(4), (5)	Total
Name	($)	($)	($)	($)

W. Edmund Clark(1)	—	—	—	—
Marshall A. Cohen	—	181,500	92,368	273,868
Dan W. Cook III	156,500	—	89,831	246,331
William H. Hatanaka(1)	—	—	—	—
Mark L. Mitchell	135,250	21,250	82,025	238,525
Wilbur J. Prezzano	—	146,500	92,368	238,868
J. Joe Ricketts	114,000	—	640,686	754,686
J. Peter Ricketts	111,500	—	55,165	166,665
Thomas S. Ricketts	—	111,750	11,001	122,751
Allan R. Tessler	181,500	—	82,025	263,525

(1)	Messrs. Clark and Hatanaka, employees of TD, elected not to receive compensation for services provided as a director.

(2)	This column shows amounts paid in cash for retainers and fees.

(3)	This column shows the dollar amount of retainers and fees deferred in the form of Company stock units for all directors, except for Mr. Mitchell, who deferred his calendar year 2008 retainer and fees in cash.

(4)	This column shows the dollar amount of expense recognized for financial statement reporting purposes for RSUs during the fiscal year in accordance with ASC 718. In fiscal year 2009, non-employee directors received a grant of RSUs for their 2009 annual equity grant. Each of the grants had a grant date fair value of $99,259. In addition, Mr. J. Joe Ricketts received a grant of RSUs for his 2008 annual equity grant, which was prorated based on the amount of time he served as a non-employee director. Mr. J. Joe Ricketts became a non-employee director on October 1, 2008 and the grant date fair value of his additional RSUs was $16,729.

(5)	The following table shows, as of September 30, 2009, the aggregate number of outstanding deferred stock units, RSUs and stock option awards held by non-employee directors who served during fiscal year 2009:

	Deferred	Restricted
	Stock Unit	Stock Unit	Option
	Awards	Awards	Awards
Name	(#)	(#)	(#)

W. Edmund Clark	—	—	—
Marshall A. Cohen	35,714	16,996	—
Dan W. Cook III	5,354	16,996	12,971
William H. Hatanaka	—	—	—
Mark L. Mitchell	—	16,996	—
Wilbur J. Prezzano	28,616	16,996	—
J. Joe Ricketts	—	138,573	—
J. Peter Ricketts	—	12,467	—
Thomas S. Ricketts	28,766	4,981	25,942
Allan R. Tessler	—	16,996	—

Under the Company’s non-employee director stock ownership guidelines, non-employee directors are required to own shares of the Company’s common stock with a value equal to at least $300,000 not later than the fifth anniversary of becoming a director of the Company. Shares counted toward this calculation include common stock beneficially owned by the director, RSUs and vested options. All non-employee directors with more than five years of service with the Company have met this guideline.

Certain Relationships and Related Transactions

Review and Approval of Related Person Transactions.  We review all relationships and transactions in which TD AMERITRADE and any person included in the table under the heading “Stock Ownership of Certain Beneficial Owners” - our directors, executive officers and any stockholder beneficially owning more than 5% of our common stock or any of their immediate family members — are participants to determine whether such persons have a direct or indirect material interest under the rules and regulations of the SEC. The Company’s legal department is primarily responsible for the development and implementation of processes and controls to obtain information about related person transactions. In addition, under the OID Committee charter, the OID Committee reviews and approves (or ratifies) any related person transaction that is required to be disclosed. Any member of the OID Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote to approve (or ratify) the transaction.

On February 17, 2009, the Company entered into a stock purchase agreement with Marlene M. Ricketts and the Joe and Marlene Ricketts Grandchildren’s Trust under which the Company purchased approximately 34 million shares of Company common stock for approximately $403 million in cash ($11.85 per share). J. Joe Ricketts serves on the Company’s board of directors. The purchase of the stock occurred on February 20, 2009.

Under an agreement between the Company and Joseph H. Moglia, chairman of the Company’s board of directors, dated September 13, 2001, the Company agreed to lend Mr. Moglia the Medicare tax amounts due from time to time resulting from his vesting in benefits under the deferred compensation plan. Mr. Moglia is required to repay the loan, which does not bear interest, at the time of termination of his employment. The Company may offset the amount of the loan against the amount that would otherwise be payable to Mr. Moglia under the deferred compensation plan. The balance of the loan was approximately $222,000 as of September 30, 2009.

Certain directors and executive officers, and members of their immediate families, maintain margin trading accounts with the Company. Margin loans to these individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

Transactions with TD and Affiliates

As a result of the Company’s acquisition of TD Waterhouse, TD became an affiliate of the Company. The Company transacts business and has extensive relationships with TD and certain of its affiliates. A description of significant agreements and transactions with TD and its affiliates is set forth below.

Registration Rights Agreement

The Company, the Ricketts holders and TD are a party to a registration rights agreement, pursuant to which the Ricketts holders and TD are granted rights to be included in registrations of Company common stock, as follows:

Demand Registrations

The Company has granted the Ricketts holders and TD, together, the right to demand registration of the shares of Company common stock held by them on nine separate occasions. Six of the nine demand rights, including two shelf registrations, are allocated to TD, and three of the nine demand rights, including one shelf registration, are allocated to the Ricketts holders.

Piggy Back Registrations

The Company has also agreed that if at any time the Company proposes to file a registration statement with respect to any offering of its securities for its own account or for the account of any stockholder who holds its securities (subject to certain exceptions) then, as expeditiously as reasonably possible (but in no event less than 20 days prior to the proposed date of filing such registration statement), the Company shall give written notice of such proposed filing to all holders of securities subject to registration rights pursuant to the registration rights agreement, or registrable securities, and such notice shall offer the holders of such registrable securities the opportunity to register such number of registrable securities as each such holder may request in writing. The registration rights granted in the registration rights agreement are subject to customary restrictions such as minimums, blackout periods and limitations on the number of shares to be included in any underwritten offering imposed by the managing underwriter. In addition, the registration rights agreement contains other limitations on the timing and ability of stockholders to exercise demands.

Expenses

The Company has agreed to pay all registration expenses, including the legal fees of one counsel for the stockholders exercising registration rights under the registration rights agreement, but excluding underwriting discounts, selling commissions, stock transfer taxes and any other legal fees of such stockholders.

Trademark License Agreement

The Company and TD are a party to a trademark license agreement that requires the Company to use the TD trademark and logo as part of the Company’s corporate identity. The following is a summary of selected provisions of the trademark license agreement.

The TD AMERITRADE Name

The Company is required to use the TD AMERITRADE name in the U.S. as its exclusive corporate entity name and to use the TD logo in connection with the TD AMERITRADE name in the U.S. in corporate identity and marketing materials. The Company has further agreed to use the TD AMERITRADE name and, in conjunction with it, the TD logo, in other countries unless the Company reasonably determines such use would not be consistent with or to the benefit of the Company’s business in a particular country.

The Company has a worldwide (except in Canada) license to use the name and trademark “TD” as part of the trademark, service mark, trade name, corporate name or domain name “TD AMERITRADE” in connection with the Company’s business of providing securities brokerage services to retail traders, individual investors and registered investment advisers. TD has agreed not to use the TD mark or any trademarks, service marks, trade names, corporate names and domain names incorporating the TD mark in connection with any business or activity providing securities brokerage services to retail traders, individual investors and registered investment advisers in the U.S.

Ownership and Protection of the TD AMERITRADE Name

TD and the Company jointly own the TD AMERITRADE name. The Company has agreed to be responsible for the registration, maintenance and prosecution of any trademark applications and registrations for the TD AMERITRADE name. The Company has further agreed to use commercially reasonable efforts to keep TD informed and to allow TD to provide reasonable input as to the registration, maintenance and prosecution strategy in connection with the TD AMERITRADE trademark. The Company and TD have each agreed to be responsible for 50% of the costs and expenses associated with the registration, maintenance and prosecution of the TD AMERITRADE trademark.

Indemnification

The Company has agreed to indemnify TD for liability incurred by TD as a result of the Company’s (and any of its sublicensees’) breach of its obligations under the trademark license agreement. TD has agreed to indemnify the Company for liability incurred by the Company so long as the Company’s actions are in accordance with the terms of the trademark license agreement and the Company’s use of the TD AMERITRADE name or the TD logo is in a jurisdiction where TD has trademark applications or registrations or is using or has used the TD trademark or logo.

Term; Termination

The term of the trademark license agreement is 10 years from January 24, 2006, and is automatically renewable for additional periods of 10 years, unless earlier terminated. The Company and TD can each terminate the trademark license agreement upon any of the following events: if the other party becomes insolvent, makes an assignment for the benefit of creditors, a trustee or receiver is appointed for a material part of the other party’s assets, or a proceeding in bankruptcy is not dismissed within 90 days; if the other party fails to cure a material breach within 60 days of the initial notice of material breach; if the other party is subject to a decree dissolving such other party which has been in effect for more than 30 days; if there is a change of control of the other party that results in such other party being controlled by a competitor; if TD beneficially owns voting securities representing 4.17% or less of the total voting power of the Company; if a third party bona fide tender or exchange offer for not less than 25% of the outstanding shares of common stock of the Company is consummated; if the Company’s board of directors consummates a takeover proposal from a third party; or if the TD trademark or logo becomes materially damaged by the other party.

Effects of Termination

Upon termination of the trademark license agreement, the Company has agreed to stop all new uses of the TD mark within six months and discontinue all use of the TD mark within 12 months. Neither the Company nor TD shall be entitled to use the TD AMERITRADE name after the trademark license agreement terminates, and all trademark applications and registrations for the TD AMERITRADE trademark shall be expressly abandoned.

URL License Agreement

TD and the Company are also a party to a license agreement pursuant to which TD granted the Company an exclusive license to use the TDWaterhouse.com Internet domain name for redirection to the Company’s home page as well as the rights to include links to international TDWaterhouse Internet domain names. In exchange for those rights, the Company agreed to not transfer the rights to the domain names and to use commercially reasonable efforts to include a link on the homepage of the Company to the international TDWaterhouse websites. The term of the URL license agreement is 10 years from January 24, 2006 unless mutually extended. Either party may terminate the agreement if the trademark license is terminated or the other party materially breaches the agreement. The Company has the right to terminate the agreement for any reason upon 30 days’ prior written notice.

Money Market Deposit Account Agreement

The Company is party to a money market deposit account (“MMDA”) agreement with TD Bank USA, N.A. (“TD Bank USA”) and TD. Under the MMDA agreement, TD Bank USA makes available to clients of the Company FDIC-insured deposit accounts as designated sweep vehicles. The Company provides marketing, recordkeeping and support services for TD Bank USA with respect to the insured deposit accounts. In exchange for providing these services, TD Bank USA pays the Company a fee based on the yield earned by TD Bank USA on the client insured deposit account assets, less the actual interest paid to clients, actual interest cost incurred on borrowings, a flat fee to TD Bank USA of 25 basis points and the cost of FDIC insurance premiums.

Effective July 1, 2008, the Company entered into an amendment to the MMDA agreement. The amended agreement has a term of five years beginning July 1, 2008, and is automatically renewable for successive five-year terms, provided that it may be terminated by any party upon two years’ prior written notice. The amended agreement provides that the marketing fee earned on the MMDA agreement is calculated based on three primary components: (a) the actual yield earned on investments in place as of July 1, 2008, which were primarily fixed-income securities backed by Canadian government guarantees, (b) the yield on other fixed-rate investments, based on prevailing fixed rates for identical balances and maturities in the interest rate swap market (generally LIBOR-based) at the time such investments were added to the portfolio and (c) floating-rate investments, based on the monthly average rate for 30-day LIBOR. The amendment provides that, from time to time, the Company may request amounts and maturity dates for the other fixed-rate investments (component (b) above) in the portfolio, subject to the approval of TD Bank USA. For the month of September 2009, the MMDA agreement portfolio was comprised of approximately 19% component (a) investments, 64% component (b) investments and 17% component (c) investments.

In the event the fee computation results in a negative amount, the Company must pay TD Bank USA the negative amount. This effectively results in the Company guaranteeing TD Bank USA revenue of 25 basis points on the MMDA agreement, plus the reimbursement of FDIC insurance premiums. The fee computation under the MMDA agreement is affected by many variables, including the type, duration, credit quality, principal balance and yield of the investment portfolio at TD Bank USA, the prevailing interest rate environment, the amount of client deposits and the yield paid on client deposits. Because a negative fee computation would arise only if there were extraordinary movements in many of these variables, the maximum potential amount of future payments the Company could be required to make under this arrangement cannot be reasonably estimated. Management believes the potential for the fee calculation to result in a negative amount is remote and the fair value of the guarantee is not material.

The Company earned fee income associated with the money market deposit account agreement of $568.1 million for fiscal year 2009.

Mutual Fund Agreements

The Company and an affiliate of TD are parties to a sweep fund agreement, transfer agency agreement, shareholder services agreement and a dealer agreement pursuant to which certain mutual funds are made available as money market sweep or direct purchase options to Company clients. The Company performs certain distribution and marketing support services with respect to those funds. In consideration for offering the funds and performing the distribution and marketing support services, an affiliate of TD compensates the Company in accordance with the provisions of the sweep fund agreement. The Company also performs certain services for the applicable fund and earns fees for those services. The agreements may be terminated by any party upon one year’s prior written notice and may be terminated by the Company upon 30 days prior written notice under certain circumstances. The Company earned fee income associated with these agreements of $108.5 million for fiscal year 2009.

Securities Borrowing and Lending

In connection with its brokerage business, the Company engages in securities borrowing and lending with TD Securities, Inc. (“TDSI”), an affiliate of TD. The Company earned net interest revenue associated with securities borrowing and lending with TDSI of $0.1 million for the fiscal year 2009. The transactions with TDSI are subject to similar collateral requirements as transactions with other counterparties.

Cash Management Services Agreement

Pursuant to a cash management services agreement, TD Bank USA provides cash management services to clients of TD AMERITRADE, Inc. (“TDA Inc.”), a wholly-owed subsidiary of the Company. In exchange for such services, the Company pays TD Bank USA service-based fees agreed upon by the parties. The Company incurred expense associated with the cash management services agreement of $0.8 million for fiscal year 2009. The cash management services agreement will continue in effect for as long as the MMDA agreement remains in effect, provided that it may be terminated by TDA Inc. without cause upon 60 days’ prior written notice to TD Bank USA.

Indemnification Agreement for Phantom Stock Plan Liabilities

Pursuant to an indemnification agreement, the Company agreed to assume TD Waterhouse liabilities related to the payout of awards under The Toronto-Dominion Bank 2002 Phantom Stock Incentive Plan following the completion of the TD Waterhouse acquisition. Under this plan, participants were granted units of stock appreciation rights (“SARs”) based on TD’s common stock that generally vest over four years. Upon exercise, the participant receives cash representing the appreciated value of the units between the grant date and the redemption date. In connection with the payout of awards under the 2002 Phantom Stock Incentive Plan, TD Discount Brokerage Holdings LLC (“TDDBH”), a wholly-owned subsidiary of TD, agreed to indemnify the Company for any liabilities incurred by the Company in excess of the provision for such liability included on the closing date balance sheet of TD Waterhouse. In addition, in the event that the liability incurred by the Company in connection with the 2002

Phantom Stock Incentive Plan is less than the provision for such liability included on the closing date balance sheet of TD Waterhouse, the Company agreed to pay the difference to TDDBH. There were 43,590 SARs outstanding as of September 30, 2009, with an approximate value of $1.6 million. The indemnification agreement effectively protects the Company against fluctuations in TD’s common stock price with respect to the SARs, so there is no net effect on the Company’s results of operations resulting from such fluctuations.

Canadian Call Center Services Agreement

Pursuant to the Canadian call center services agreement, TD receives and services client calls at its London, Ontario site for clients of TDA Inc. After May 1, 2013, either party may terminate this agreement without cause and without penalty by providing 24 months’ prior written notice. In consideration of the performance by TD of the call center services, the Company pays TD, on a monthly basis, an amount approximately equal to TD’s monthly cost. The Company incurred expenses associated with the Canadian call center services agreement of $16.0 million for fiscal year 2009.

Certificates of Deposit Brokerage Agreement

Effective as of September 24, 2008, TDA Inc. entered into a certificates of deposit brokerage agreement with TD Bank USA, under which TDA Inc. acts as an agent for its clients in purchasing certificates of deposit from TD Bank USA. Under the agreement, TD Bank USA pays TDA Inc. a placement fee for each certificate of deposit issued in an amount agreed to by both parties. During fiscal 2009, TDA Inc. promoted limited time offers to purchase three-month TD Bank USA certificates of deposit with a premium yield paid to its clients that made a deposit or transferred $25,000 into their TDA Inc. brokerage account during a specified time period. Under this promotion, TDA Inc. reimburses TD Bank USA for the subsidized portion of the premium yield paid to its clients. During fiscal 2009, the Company incurred net costs to TD Bank USA associated with this promotional offer of $3.5 million.

Sale of thinkorswim Canada, Inc. and Trading Platform Hosting and Services Agreement

On June 11, 2009, immediately following the closing of the Company’s acquisition of thinkorswim Group Inc. (“thinkorswim”), the Company completed the sale of thinkorswim Canada, Inc. (“thinkorswim Canada”) to TD Waterhouse Canada Inc. (“TDW Canada”), a wholly-owned subsidiary of TD, for cash equal to the total tangible equity of thinkorswim Canada immediately prior to the closing of the transaction. The Company received gross proceeds from the sale of approximately $1.7 million. The Company did not recognize a gain or loss on the sale of thinkorswim Canada.

In connection with the sale of thinkorswim Canada, the Company and TDW Canada entered into a trading platform hosting and services agreement. The agreement has an initial term of five years beginning June 11, 2009, and will automatically renew for additional periods of two years, unless either party provides notice of non-renewal to the other party at least 90 days prior to the end of the then-current term. Because this agreement represents contingent consideration to be paid for the sale of thinkorswim Canada, the Company recorded a $10.7 million receivable for the fair value of this agreement. Under this agreement, TDW Canada will use the thinkorswim, Inc. trading platform and thinkorswim, Inc. will provide the services to support the platform. In consideration for the performance by thinkorswim, Inc. of all its obligations under this agreement, TDW Canada will pay thinkorswim, Inc., on a monthly basis, a fee based on average client trades per day and transactional revenues. Fees earned under the agreement will be recorded as a reduction of the contingent consideration receivable until the receivable is reduced to zero, and thereafter will be recorded as fee revenue. As of September 30, 2009, the receivable balance for this agreement was $10.4 million.

Payment for Order Flow

TD Options LLC, a subsidiary of TD, pays the Company the amount of exchange-sponsored payment for order flow that it receives for routing TDA Inc. client orders to the exchanges. The Company earned $5.5 million of payment for order flow revenues from TD Options LLC for fiscal year 2009.

Other Transactions with TD Affiliates

TD Securities (USA) LLC, an indirect wholly-owned subsidiary of TD, was the joint lead manager and participated as an underwriter in the Company’s offering of $1.25 billion of Senior Notes in November 2009. In this capacity, TD Securities (USA) LLC earned a discount and commission of $0.5 million.

An affiliate of TD has a minority equity investment in Verdasys, Inc., a provider of data protection software solutions. The Company paid Verdasys, Inc. $0.3 million for a one-year software maintenance fee in fiscal year 2009.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP (“E&Y”) has been appointed by the Audit Committee as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending September 30, 2010. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the total shares of common stock present in person or represented by proxy and voting on the matter, provided that a quorum of at least a majority of the outstanding shares are represented at the meeting. If you abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “routine” proposal, your broker will nevertheless have authority to vote your shares on this “routine” proposal in your broker’s discretion. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any other effect on the outcome of the proposal. Proxies submitted pursuant to this solicitation will be voted “FOR” the ratification of E&Y as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2010, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2010.

Representatives of E&Y are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

Fees Paid to Independent Auditor

The following table presents fees billed by E&Y for professional audit services rendered related to the audits of the Company’s annual financial statements for the years ended September 30, 2009 and 2008, and fees for other services rendered by E&Y during those periods.

	2009	2008

Audit Fees	$4,280,726	$2,241,546
Audit-Related Fees	354,006	355,300
Tax Fees	—	5,000

Total	$4,634,732	$2,601,846

Audit Fees.  Annual audit fees relate to services rendered in connection with the audit of the Company’s financial statements included in the Company’s Form 10-K, the quarterly reviews of financial statements included in the Company’s Forms 10-Q and the audits of our subsidiaries required by regulation.

Audit-Related Fees.  Audit-related services include fees for SEC registration statement services, benefit plan audits, consultation on accounting standards or transactions and business acquisitions.

Tax Fees.  Tax services include fees for tax compliance, tax advice and tax planning.

All Other Fees.  E&Y did not provide any other services during 2009 and 2008.

The Audit Committee considers whether the provision of non-audit services is compatible with maintaining the auditor’s independence, and has determined such services for fiscal 2009 and 2008 were compatible.

We have been advised by E&Y that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm.

On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the committee approves the engagement of the independent registered public accounting firm. No services are undertaken which are not pre-approved. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. All of the services provided by our independent auditor in 2009 and 2008, including services related to audit, audit-related fees, tax fees and all other fees described above, were approved by the Audit Committee under its pre-approval policies.

Report of the Audit Committee

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

The Audit Committee evidenced its completion of and compliance with the duties and responsibilities set forth in the Audit Committee charter through a formal written report dated and executed as of November 9, 2009. A copy of that report is set forth below.

November 9, 2009

The Board of Directors
TD AMERITRADE Holding Corporation

Fellow Directors:

The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting process. The Audit Committee conducted its oversight activities for TD AMERITRADE Holding Corporation and subsidiaries (“TD AMERITRADE”) in accordance with the duties and responsibilities outlined in the audit committee charter. The Audit Committee annually reviews the NASDAQ standard of independence for audit committees and its most recent review determined that the committee meets that standard.

TD AMERITRADE management is responsible for the preparation, consistency, integrity and fair presentation of the financial statements, accounting and financial reporting principles, systems of internal control, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company’s independent Registered Public Accounting (RPA) firm, Ernst & Young LLP, is responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee, with the assistance and support of the Corporate Audit Department and management of TD AMERITRADE Holding Corporation, has fulfilled its objectives, duties and responsibilities as stipulated in the audit committee charter and has provided adequate and appropriate independent oversight and monitoring of TD AMERITRADE’s systems of internal control for the fiscal year ended September 30, 2009.

These activities included, but were not limited to, the following significant accomplishments during the fiscal year ended September 30, 2009:

•	Reviewed and discussed the audited financial statements with management and the external auditors.

•	Discussed with the external auditors the matters requiring discussion by Statement on Auditing Standards No. 61 and Rule 2.07 of Regulation S-X, including matters related to the conduct of the audit of the financial statements.

•	Received written disclosures and letter from the external auditors required by Independence Standards Board Standard No. 1, and discussed with the auditors their independence.

In reliance on the Committee’s review and discussions of the matters referred to above, the Audit Committee recommends the audited financial statements be included in TD AMERITRADE’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009, for filing with the Securities and Exchange Commission.

Respectfully submitted,

TD AMERITRADE Holding Corporation Audit Committee

Marshall A. Cohen, Chairman
Wilbur J. Prezzano
Allan R. Tessler

PROPOSAL NO. 3

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE
LONG-TERM INCENTIVE PLAN

At the Annual Meeting, the stockholders will be asked to approve an amendment and restatement of the TD AMERITRADE Holding Corporation Long-Term Incentive Plan. We refer to this plan as the LTIP in this proxy statement. The board of directors originally adopted the LTIP effective as of October 1, 1996 and previously amended and restated the LTIP as of September 9, 2002, January 19, 2005 and March 9, 2006.

The board of directors believes that the Company must offer a competitive equity incentive program if it is to continue to successfully attract and retain the best possible candidates for positions of responsibility within the Company. The board of directors expects that the LTIP will continue to be an important factor in attracting, retaining and rewarding the high-caliber employees, consultants and directors essential to our success and in motivating these individuals to strive to enhance our growth and profitability.

On November 9, 2009, the Compensation Committee approved the amendment and restatement of the LTIP, subject to stockholder approval, to (1) expand eligible recipients under the LTIP to also include consultants and directors and (2) remove certain vesting restrictions imposed on restricted stock and restricted stock units.

The number of shares of common stock reserved for issuance under the LTIP is not being increased.

Summary of Proposed Amendments to the LTIP

Stockholders are being asked to approve the following proposed amendments to the LTIP:

•	Prior to this amendment, the LTIP only authorized the granting of awards to employees of the Company. The proposed amendments adopted by the board of directors, subject to stockholder approval, will expand the class of eligible recipients of awards under the LTIP to include, in addition to employees, consultants and members of our board of directors.

•	In addition to the amendment to expand the class of recipients eligible to receive awards under the LTIP, the proposed amendments adopted by the board of directors, subject to stockholder approval, also have removed the vesting restrictions imposed on restricted stock and restricted stock units, which had required that no such award could generally vest (whether originally or by amendment) prior to the passage of three years of service after the date such award was granted. The proposed amendments, if approved by the stockholders, would permit restricted stock and restricted stock units to have a vesting schedule determined in the complete discretion of the Company. The Company’s intention is to continue granting restricted stock units which will have an initial vesting schedule based on three years of service, but if the proposed amendments are approved by the stockholders, the Company would be permitted, in its discretion, to grant restricted stock units with a different vesting schedule and also amend any vesting schedule for outstanding restricted stock units to accelerate such original vesting schedule.

The proposed changes to the LTIP are described in further detail below.

Summary of the LTIP

The following summary of the principal features of the amended and restated LTIP is qualified in its entirety by the specific language of the amended and restated LTIP, a copy of which is attached to this Proxy Statement as Appendix B and which may also be accessed from the SEC’s website at http://www.sec.gov. In addition, a copy of the LTIP, as amended and restated, may be obtained upon written request to the Company.

General.  The purpose of the LTIP is to advance the interests of the Company by providing an incentive program that will enable the Company to attract and retain employees, consultants and directors upon whose judgment, interest and efforts the Company’s success is dependent and to provide them with an equity interest in the success of the Company in order to motivate superior performance. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance shares and performance units.

Authorized Shares.  A total of 42,104,174 shares of our common stock, subject to adjustment as described below, have been reserved for the granting of awards. These shares may be currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions. If any award expires, lapses or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by the Company, any such shares that are reacquired or subject to such a terminated award will again become available for issuance. However, shares shall not again become available for issuance under the LTIP if they were (1) withheld or surrendered to satisfy tax withholding obligations of any award, (2) surrendered in payment of stock option exercise price or (3) subject to the grant of a stock appreciation right which were not issued upon settlement of the stock appreciation right.

Adjustments to Shares Subject to the LTIP.  In the event of any merger, consolidation, reorganization, spin-off, stock dividend, stock split, reverse stock split, exchange or other distribution with respect to shares of common stock or other change in the corporate structure or capitalization affecting common stock, the number of shares of stock reserved, the type and number of shares of stock which are subject to outstanding awards and the terms of any such outstanding awards (including the price at which shares of stock may be issued pursuant to an outstanding award) shall be equitably adjusted by the board of directors or the Compensation Committee, in its sole discretion, to preserve the value of benefits awarded or to be awarded to participants.

Administration.  The LTIP will be administered by the Compensation Committee. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m), administration must be by a compensation committee comprised solely of two or more “outside directors” within the meaning of Section 162(m). Subject to the provisions of the LTIP, the Compensation Committee determines in its discretion the persons to whom and the times at which awards are granted, the types and sizes of such awards, and all of their terms and conditions. The Compensation Committee may, subject to certain limitations on the exercise of its discretion required by Section 162(m), amend, cancel or renew any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the vesting of any award. However, the LTIP forbids, without stockholder approval, the repricing of any outstanding option or stock appreciation right through either (1) the cancellation of outstanding options or stock appreciation rights and the grant in substitution therefore of any new award, or (2) the amendment of outstanding options or stock appreciation rights to reduce the exercise price thereof.

The Compensation Committee will interpret the LTIP and awards granted thereunder, and all determinations of the Compensation Committee will be final and binding on all persons having an interest in the LTIP or any award.

Eligibility.  Awards may be granted to employees, consultants and directors of the Company or any present or future parent or subsidiary corporation of the Company and any other business, partnership, limited liability company or other entity in which the Company, or any parent or subsidiary corporation, holds a substantial ownership. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company. As of December 28, 2009, the Company had approximately 5,300 employees, including 8 executive officers, approximately 700 consultants and 9 non-employee directors who would be eligible for awards.

Stock Options.  Each option granted must be evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the LTIP.

The exercise price of each option may not be less than the fair market value of a share of common stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a “Ten percent Stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of common stock on the date of grant. Generally, the fair market value of the common stock is the closing market composite price per share on the date of grant as quoted on the Nasdaq Global Select Market. On December 28, 2009, the closing price of the Company’s common stock on the Nasdaq Global Select Market was $19.47 per share.

An option’s exercise price may be paid in cash, by check, by the assignment of the proceeds of a sale with respect to some or all of the shares being acquired upon the exercise of the option (a “cashless exercise”), to the extent legally permitted, by tender of shares of common stock owned by the optionee having a fair market value not less than the exercise price, or by any combination of these. No option may be exercised unless the optionee has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option.

Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Compensation Committee. The maximum term of any option is ten years, provided that an incentive stock option granted to a Ten percent Stockholder must have a term not exceeding five years. The Compensation Committee will specify in each written option agreement, and solely in its discretion, the period of post-termination exercise applicable to each option.

Stock options are nontransferable by the optionee, other than by will or by the laws of descent and distribution, and are exercisable during the optionee’s lifetime only by the optionee.

Stock Appreciation Rights.  Each stock appreciation right must be evidenced by a written agreement between the Company and the participant specifying the number of shares subject to the award and the other terms and conditions of the award, consistent with the requirements of the LTIP.

A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of the Company common stock between the date of grant of the award and the date of its exercise. The Company may pay the appreciation either in cash or in shares of common stock. The Compensation Committee may grant stock appreciation rights in tandem with a related stock option or as a freestanding award. A tandem stock appreciation right is exercisable only at the time and to the same extent that the related option is exercisable, and its exercise causes the related option to be canceled. Freestanding stock appreciation rights vest and become exercisable at the times and on the terms established by the Compensation Committee. Stock appreciation rights are generally nontransferable by the participant other than by will or by the laws of descent and distribution, and are generally exercisable during the participant’s lifetime only by the participant. The Company has not granted any stock appreciation rights pursuant to the LTIP.

Restricted Stock Awards.  Each restricted stock award granted must be evidenced by a written agreement between the Company and the participant specifying the number of shares subject to the award and the other terms and conditions of the award, consistent with the requirements of the LTIP. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Compensation Committee specifies, and the shares acquired may not be transferred by the participant until vested. Unless otherwise provided by the Compensation Committee, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service. Participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award. The Company has not granted any restricted stock awards pursuant to the LTIP.

Restricted Stock Units.  The Compensation Committee may grant restricted stock units which represent a right to receive shares of common stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s service to the Company. The Compensation Committee may grant restricted stock unit awards subject to the attainment of performance goals similar to those described below in connection with performance shares and performance units, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards. The Company may pay the fair market value either in cash or in shares of common stock. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of stock are issued in settlement of such awards. However, the Compensation Committee may grant restricted stock units that entitle a participant to receive dividend equivalents, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends paid with respect to common stock.

Performance-Based Compensation.  Performance units and performance shares may also be granted under the LTIP. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the Compensation Committee are achieved or the awards otherwise vest. As described below, the Compensation Committee will establish organizational or individual performance goals in its discretion within the parameters of the LTIP, which, depending on the extent to which they are met, will determine the degree of granting, vesting and/or payout value of performance units and performance shares. Performance units will have an initial dollar value established by the Compensation Committee on or before the grant date. Performance shares will have an initial value equal to the fair market value of common stock on the grant date. The LTIP provides specific measures from which the Compensation Committee may base performance goals. Specifically, performance goals to be used for awards shall be chosen from one or more of the following measures: revenue, gross margin, operating margin, operating income, pre-tax profit, pre-tax margin, earnings before interest, taxes, depreciation and amortization, net income, cash flow, operating expenses, the market price of the Company’s common stock, earnings per share, earnings yield, earnings yield spread, gross and net client asset growth, gross and net account growth, total stockholder return, return on capital, return on assets, product quality, economic value added, number of customers, market share, return on investments, profit after taxes, customer satisfaction, business divestitures and acquisitions, supplier awards from significant customers, new product development, working capital, individual objectives, time to market, return on net assets, and sales.

Prior to the beginning of any applicable performance period or such later date as permitted under Section 162(m), the Compensation Committee will establish one or more performance goals applicable to the award. The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the Compensation Committee. The degree of attainment of performance measures will, according to criteria established by the Compensation Committee, be computed before the effect of changes in accounting standards, restructuring charges and similar extraordinary items occurring after the establishment of the performance goals applicable to a performance award.

Following completion of the applicable performance period, the Compensation Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Compensation Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable to the participant on the basis of the performance goals attained. However, no such reduction may increase the amount paid to any other participant. Performance award payments may be made in lump sum or in installments. If any payment is to be made on a deferred basis, the Compensation Committee may provide for the payment of dividend equivalents or interest during the deferral period.

No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period. The Company reserves the right to grant awards that do not qualify for the Section 162(m) performance-based exception under Section 162(m).

Individual Award Limitations.  As amended and restated, the LTIP contains annual grant limits intended to satisfy Section 162(m). Specifically, the maximum number of shares which could be issued to any one individual in any fiscal year (1) pursuant to options and/or stock appreciation rights is limited to 4,000,000 shares, (2) pursuant to restricted stock, restricted stock units or performance shares is limited to 2,000,000 shares, and (3) the maximum which could be issued to any one individual in any fiscal year pursuant to the grant of performance units is $6,000,000. In addition, an individual may be granted options or stock appreciation rights to purchase up to an additional 2,000,000 shares of stock in connection with his or her initial hiring with the Company.

The Compensation Committee may adjust the limitations on annual grants to individuals or in connection with an individual’s initial hiring, as well as any performance conditions relating to shares and any other conditions of outstanding awards, in the event of any adjustment to common stock discussed above.

Effect of a Change in Control.  The LTIP provides that in the event of a “change in control” of the Company after the date the stockholders approve this amendment and restatement, the successor corporation will assume, substitute an equivalent award, or replace with a cash incentive program each outstanding award that is granted under the LTIP after the date the stockholders approve this amendment and restatement. If there is no assumption, substitution or replacement with a cash incentive program of outstanding awards granted after the date the stockholders approve this amendment and restatement, such awards will become fully vested and exercisable immediately prior to the change in control, and the Company will provide notice to the recipient that he or she has the right to exercise such outstanding awards for a period of 15 days from the date of the notice. The awards will terminate upon the expiration of the 15-day period.

Termination or Amendment.  The LTIP will continue in effect until the first to occur of (1) its termination by the Compensation Committee, or (2) the date on which all shares available for issuance have been issued and all restrictions on such shares have lapsed. However, no incentive stock option may be granted on or after January 19, 2016. The Compensation Committee may terminate or amend the LTIP at any time, provided that no amendment may be made without stockholder approval if (1) the Compensation Committee deems such approval necessary for compliance with any applicable tax or securities law or other regulatory requirements, including the requirements of any stock exchange or market system on which the common stock of the Company is then listed or (2) the amendment purports to reprice stock options or stock appreciation rights. No termination or amendment may affect any outstanding award unless expressly provided by the Compensation Committee, and, in any event, may not adversely affect an outstanding award without the consent of the participant unless necessary to comply with any applicable law, regulation or rule.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the LTIP and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Incentive Stock Options.  An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who do not dispose of their shares within two years following the date the option was granted or within one year following the exercise of the option will normally recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the determination date (see discussion under “Nonstatutory Stock Options” below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under “Nonstatutory Stock Options” below) is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options.  Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The “determination date” is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture (as in the case where an optionee is permitted to exercise an unvested option and receive unvested shares which, until they vest, are subject to the Company’s right to repurchase them at the original exercise price upon the optionee’s termination of service) and are not transferable, in which case the determination date is the earlier of (1) the date on which the shares become transferable or (2) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

Stock Appreciation Rights.  In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares of our common stock received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards.  A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the “determination date” (as defined above under “Nonstatutory Stock Options”). If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock Unit Awards.  There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the Compensation Committee or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Performance Shares and Performance Unit Awards.  A participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of stock, the participant generally will be taxed in the same manner as described above (see discussion under “Restricted Stock Awards”). Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date” (as defined above under “Nonstatutory Stock Options”), will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Historical Plan Benefits

Options Granted to Certain Individuals and Groups.  The number of options or other awards (if any) that an individual may receive under the LTIP is in the discretion of the Compensation Committee and therefore cannot be determined in advance. The following table sets forth the total number of shares of the Company’s common stock subject to options or other awards (if any) granted under the LTIP to the listed persons and groups during the fiscal year ended September 30, 2009 and the weighted average per share exercise price of the options.

Options and Restricted Stock Units Granted to Certain Individuals and Groups
During the Fiscal Year Ended September 30, 2009

		Weighted Average	Number of Shares of
	Number of Options	Per Share Exercise	Restricted Stock
Name and Position	Granted(1)	Price of Options(1)	Units Granted

Fredric J. Tomczyk, President and Chief Executive Officer	—	—	238,958
William J. Gerber, Executive Vice President, Chief Financial Officer	—	—	27,950
Joseph H. Moglia, Chairman	—	—	—
Peter J. Sidebottom, Executive Vice President, Product, Marketing and Client Experience	—	—	81,623
David M. Kelley, Executive Vice President, Chief Operating Officer	—	—	87,080
All executive officers, as a group	—	—	473,157
All directors who are not executive officers, as a group (9 persons)	—	—	—
All other employees, including all officers who are not executive officers, as a group	1,200,000	$17.96	1,197,459

(1)	All options were granted with an exercise price equal to 100 percent of the fair market value on the date of grant.

Required Vote and Board of Directors Recommendation

The affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and voting on the matter is required to approve this amendment and restatement of the LTIP. If you abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “non-routine” proposal, your broker will not have authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any other effect on the outcome of the proposal.

The board of directors believes that the amendment and restatement of the LTIP is in the best interests of the Company and its stockholders for the reasons stated above. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE LTIP.

INFORMATION REGARDING PLANS AND OTHER ARRANGEMENTS NOT SUBJECT TO SECURITY HOLDER ACTION

The following table summarizes, as of September 30, 2009, information about compensation plans under which equity securities of the Company are authorized for issuance:

Number of
Securities
Remaining Available
	Number of		for Future Issuance
	Securities to be		Under Equity
	Issued upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected in Column
	and Rights	and Rights	(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	12,773,007	$6.86	22,955,811 (1)

(1)	The LTIP and the 2006 Directors Incentive Plan authorize the issuance of shares of common stock as well as options. As of September 30, 2009, there were 16,980,393 shares and 1,304,122 shares remaining available for issuance pursuant to the LTIP and the 2006 Directors Incentive Plan, respectively.

The table above includes the following options assumed in connection with the Company’s acquisition of thinkorswim in fiscal year 2009 and the Company’s merger with Datek Online Holdings Corp. in fiscal year 2002:

Number of Securities
	to be Issued Upon	Weighted-Average
	Exercise of	Exercise Price of
	Outstanding Options,	Outstanding Options,
	Warrants and Rights	Warrants and Rights
Plan Category	(a)	(b)

Equity compensation plans approved by security holders	1,578,486	$5.26

SUBMISSION OF STOCKHOLDER PROPOSALS

In order to be included in the Company’s Proxy Statement relating to its next Annual Meeting, stockholder proposals must be received no later than September 10, 2010 by the secretary of the Company at the Company’s principal executive office. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the 1934 Act. Pursuant to the Company’s Bylaws, stockholders who intend to present an item for business at the next Annual Meeting (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice to the secretary no earlier than October 28, 2010 and no later than November 27, 2010. Stockholder proposals must set forth (1) a brief description of the business desired to be brought before the Annual Meeting and the reason for conducting such business at the Annual Meeting, (2) the name and address of the stockholder proposing such business, (3) the number of shares of common stock beneficially owned by such stockholder and (4) any material interest of such stockholder in such business. SEC rules permit those persons we have named as proxies to vote in their discretion on stockholder proposals that are not submitted in compliance with the Company’s Bylaws, if such matters are brought before the Annual Meeting notwithstanding such noncompliance.

“HOUSEHOLDING” PROXY MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and accompanying materials. This means that only one copy of the Internet Availability Notice or paper copy of the Proxy Statement and Annual Report may have been sent to multiple stockholders in your household. If you would like to receive a separate Internet Availability Notice or copies of this Proxy Statement and Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the following address:

TD AMERITRADE Holding Corporation
4211 South 102nd Street
Omaha, NE 68127
Attention: Investor Relations
(800) 237-8692

ANNUAL REPORT

The Annual Report of the Company containing financial statements for the fiscal year ended September 30, 2009 is provided with this Proxy Statement.

OTHER MATTERS

Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders and does not know of any business which persons, other than the management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders come before the Annual Meeting, the proxies in the enclosed form will confer discretionary authority on the persons named as proxies to vote in their discretion with respect to such matters.

The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s shares.

By Order of the Board of Directors

Ellen L.S. Koplow, Secretary

Omaha, Nebraska
January 8, 2010

APPENDIX A

TD AMERITRADE HOLDING CORPORATION
Audit Committee Charter
November 9, 2009

Introduction

Primary responsibility for TD AMERITRADE Holding Corporation (the “Corporation”) accounting and financial reporting lies with senior management, with oversight by the Board of Directors. To help the Board of Directors carry out this oversight responsibility, an Audit Committee (the “Committee”) has been established.

The Committee will be comprised entirely of independent directors as defined under applicable statutes, rules and regulations. The members of the Committee shall be appointed by the Board and shall serve until their successors are duly appointed. The size of the Committee shall be determined by the Board subject to a minimum requirement of three directors. A Chair will be appointed by the Board. The Committee may from time to time delegate to its Chair certain powers or responsibilities that the Committee itself may have hereunder. Members of the Committee must have broker/dealer or financial or management expertise, and at least one must be a financial expert as defined under applicable statutes, rules and regulations. A financial expert will be formally designated by the Board. Committee members will periodically be provided with educational materials or other opportunities for development to enhance their familiarity with financial, accounting and other areas relevant to their responsibilities.

The Committee has oversight responsibility of the Corporation’s Audit Department and, in such capacity, the Chairman of the Committee will maintain direct access and communications with the Managing Director — Corporate Audit.

The Committee is authorized to engage independent legal counsel and other advisers as the Committee determines necessary to carry out its responsibilities. The Committee will be provided with appropriate funding by the Corporation as the Committee determines necessary to carry out its responsibilities, including the compensation of the registered public accounting firm (“RPA”) employed by the Corporation to provide auditing services, render an audit report and perform related work, and to engage such advisers as the Committee may determine are necessary from time to time. The Committee has the authority to conduct any investigation and access any officer, employee or agent of the Corporation appropriate to fulfilling its responsibilities, including the RPA.

The Committee will meet on at least a quarterly basis and will hold special meetings as circumstances require. The Committee may invite to its meetings any director, management and other persons as it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.

The responsibilities of the Committee shall be in the following areas:

1. Oversee the Corporation’s internal accounting, operational controls, and risk management program, including assessment of strategic, financial, operational and compliance risk management.

2. Appoint the RPA, determine its compensation, oversee its work and assess its performance on an ongoing basis. Review appointment of the Managing Director — Corporate Audit and assess his or her performance on an ongoing basis.

3. Review the Corporation’s financial statements, review the RPA’s audit findings, review Corporate Audit’s audit findings, and oversee the financial and regulatory reporting processes.

4. Perform other oversight functions as requested by the Board of Directors.

5. Report activities performed to the Board of Directors.

It is not the responsibility of the Committee to plan or conduct audits, or to determine that the Corporations’ financial statements are complete, accurate and in accordance with GAAP.

Management of the Corporation is responsible for the preparation, consistency, integrity, and fair presentation of the consolidated financial systems. Management is also responsible for establishing and maintaining comprehensive systems of internal control that provide reasonable assurance as to the consistency, integrity, and reliability of the preparation and presentation of financial statements; the safeguarding of assets; the effectiveness and efficiency of operations; and compliance with applicable laws and regulations.

The RPA is responsible for planning and performing audits to obtain reasonable assurance that the internal control over financial reporting is maintained in all material respects.

Committee Responsibilities

1. Oversee the Corporation’s Internal Accounting, Operational Controls, and Risk Management Program, Including Assessment of Strategic, Financial, Operational and Compliance Risk Management.

A. The Committee will instruct management to establish and maintain an adequate internal control structure and procedures for accounting and financial reporting, and to assess the effectiveness of the internal control structure and procedures for financial reporting. The Committee will instruct management to evaluate the system of internal controls on at least a quarterly basis. The Committee will review reports from management prepared quarterly concerning the effectiveness of internal controls, all significant deficiencies in the design or operation of internal controls, any material weaknesses in internal controls, any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal controls, and any significant changes in internal controls or other factors that could affect internal controls subsequent to management’s evaluation, including any corrective actions regarding significant deficiencies and material weaknesses.

B. The Committee will instruct the Managing Director — Corporate Audit to advise the Committee and the RPA, and will instruct the RPA to advise the Committee, if there are any areas that require special attention, including any significant deficiencies in the design or operation of the system of internal controls, any material weaknesses in the internal controls, any fraud, whether or not material, involving management or employees who have a significant role in internal controls, any significant changes in internal controls or other factors that could affect internal controls subsequent to management’s evaluation, including any corrective actions regarding significant control deficiencies or any illegal acts by the Corporation, management or employees.

C. The Committee will meet privately with the Managing Director — Corporate Audit and the RPA, no less than annually, to review their findings and management’s plans to ensure internal control recommendations made by internal and external auditors have been appropriately implemented by management.

D. The Committee will review the assessment of risks as described in the Audit Risk Assessment and supporting Annual Audit Plan.

E. The Committee will review with the Managing Director — Corporate Audit and the RPA their integrated Annual Audit Plan, including the degree of coordination and integration between the respective parties. The Committee will inquire as to the extent to which the planned audit scope can be relied upon to detect fraud, non-compliance with State and Federal laws and regulations, non-compliance with SEC and FINRA guidelines, or weaknesses in internal accounting and operational controls.

F. The Committee shall satisfy itself that Corporate Audit has adequate resources and independence to perform its responsibilities.

G. The Committee will discuss with the Managing Director — Corporate Audit and the RPA what steps are planned for providing an assessment of strategic, financial, operational and compliance risk management, as well as financial and regulatory reporting.

H. The Committee will discuss with the Managing Director — Corporate Audit and the RPA what steps are planned for a review of the Corporation’s information technology procedures and controls, including computer systems and applications, the security of such systems and applications, the contingency plan for processing data in the event of a systems breakdown, as well as the specific programs to protect against computer fraud or misuse from both within and outside the Corporation.

I. The Committee will discuss with the Managing Director — Corporate Audit and the RPA what steps are planned for review of in-house policies and procedures, and compliance with such policies and procedures, for compliance with regulatory capital requirements and related dividend restrictions, for compliance with the Code of Business Conduct and Ethics policy, for compliance with officer travel and entertainment policies, for compliance with the Derivatives Use policies, for compliance with policies and applicable laws surrounding the employment of past or present partners or employees of the RPA , and for compliance with insider trading policies by directors, officers and stockholders. The Committee will inquire as to the result of these reviews, and, if appropriate, review a summary of the exceptions identified for the period under review.

J. The Committee will instruct the Managing Director — Corporate Audit and the RPA to advise the Committee when the Corporation seeks a second opinion on a significant accounting issue.

K. The Committee will meet with the Corporation’s Chief Risk Officer, no less than annually, to discuss the Corporation’s risk management policies, procedures and insurance coverage, including director and officer liability, property and casualty loss, errors and omissions, and surety bonds.

L. The Committee will meet with the Chief Compliance Officer or in-house General Counsel, no less than annually, to review compliance policies, procedures, and reports required under applicable statutes, rules and regulations.

2. Appoint the RPA, Determine its Compensation, Oversee its Work and Assess its Performance on an Ongoing Basis. Review Appointment of Managing Director — Corporate Audit, and Assess His or Her Performance on an Ongoing Basis.

A. The Committee will appoint the RPA of the Corporation, will determine the fees paid to the RPA and will oversee the work and assess the performance of the RPA. The Committee will obtain assessments of the performance of the RPA from the Managing Director — Corporate Audit and other appropriate management representatives. Based upon the evaluation of the RPA’s performance, the Committee will determine whether to retain or replace the RPA.

B. The Committee will instruct the RPA to report directly to the Committee.

C. The Committee will inquire as to the extent to which auditors other than the principal auditors are to be used and understand the rationale for using them. The Committee will request that the work of all auditors be coordinated and the Committee and the Managing Director — Corporate Audit will each perform an appropriate review of their work.

D. The Committee will discuss with the RPA its independence. The Committee will ensure the RPA complies with Independence Standard No. 1 and provides to the Committee the disclosures and letter required by such standard. The Committee will be responsible for reviewing any disclosed relationships that may impact the objectivity and independence of the RPA. The Committee will be responsible for undertaking appropriate action, if necessary, in response to the RPA’s report to satisfy itself of the RPA’s independence. The Committee will also review management’s evaluation of the factors related to the independence of the RPA.

E. The Committee will discuss with the RPA the matters required to be discussed by SAS 61.

F. The Committee will review management’s plans for engaging the RPA to perform all audit and non-audit services during the year. The engagement of the RPA to perform any audit or non-audit services will be subject to the prior approval of the Committee. The Committee will take appropriate actions to ensure that the RPA has not been engaged to perform any non-audit services that are prohibited under applicable statutes, rules and regulations. The Committee may delegate to one or more of its members the authority to grant the pre-approval of services, so long as any such approvals are presented to the Committee at its next meeting.

G. The Committee will review the appointment and any dismissal of the Managing Director — Corporate Audit. The Committee will annually review and approve the performance evaluation of the Managing Director — Corporate Audit after consulting with the Chairman, Chief Executive Officer, General Counsel, and the Chief Risk Officer.

3. Review the Corporation’s Financial Statements, Review the RPA’s Audit Findings, Review Corporate Audit’s Audit Findings, and Oversee the Financial and Regulatory Reporting Processes.

A. The Committee will review and discuss the Corporation’s annual and quarterly financial statements with management in conjunction with the Corporation filing its periodic reports containing such financial statements with the SEC.

B. The Committee will obtain from management explanations for all significant variances in the financial statements between periods. The Committee will consider whether the data is consistent with the Management’s Discussion and Analysis section of the Annual Report and periodic reports.

C. The Committee will exercise oversight of the quarterly reporting process prior to the release of quarterly earnings and filing of periodic reports.

D. The Committee will inquire from management and the RPA as to, and request an explanation of, any changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, Securities and Exchange Commission, FINRA or other governing bodies and self-regulatory organizations that have an effect on, or oversight of, the financial statements of the Corporation.

E. The Committee will inquire about the existence and substance of any significant accounting accruals, reserves or estimates made by management that had a material impact on the financial statements.

F. The Committee will meet regularly with the Corporation’s in-house legal counsel, and outside counsel, when appropriate, to discuss legal matters and/or regulatory examination results that may have a significant impact on the financial statements and on risk management.

G. The Committee will review the significant reports to management prepared by the internal auditing department and management’s responses.

H. The Committee will review the reports to the Committee prepared by the RPA regarding critical accounting policies and practices, alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, the treatment preferred by the RPA, and other material written communications between the RPA and management.

I. The Committee will meet privately with the RPA, no less than annually, to request its opinion of various matters, including the quality of financial and accounting personnel and the internal audit staff.

J. The Committee will meet privately with the RPA, no less than annually, to determine what the RPA’s greatest concerns are and if any matters should be discussed with the Committee that have not been raised or covered elsewhere.

K. The Committee will review the letter(s) of management representations given to the RPA and inquire whether the RPA encountered any difficulties in obtaining the letter(s) or any specific representations therein.

L. The Committee will discuss with management and the RPA the substance of any significant issues raised by in-house and outside counsel concerning litigation, contingencies, claims or assessments. The Committee will assess the adequacy of the disclosure of such matters in the Corporation’s financial statements and periodic reports.

M. The Committee will establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and for the confidential and anonymous submission, by employees of the Corporation, of concerns regarding questionable accounting or auditing matters.

N. The Committee will review the determination by the Corporation’s Director of Corporate Tax of the status of the open years on federal and state income tax returns and whether there are any significant items that have been or might be challenged by the IRS or State(s), and review the status of the related tax reserves.

O. The Committee will review the section of the annual Proxy Statement describing fees paid to the RPA and determine whether the provision of services described in such section is compatible with maintaining the independence of the RPA.

P. The Committee will review with management and the RPA the Corporation’s Annual Report and Reports on Form 10-K and Form 10-Q, including the Management’s Discussion and Analysis section of the reports.

Q. The Committee will inquire of management and the RPA if there were any significant financial reporting issues discussed during the accounting period reported. The Committee will instruct the RPA to advise the Committee of any disagreements between the RPA and the Corporation’s management regarding financial reporting issues. The Committee will resolve any such disagreements.

R. The Committee will instruct the RPA to communicate to the Committee any other known matters that require the attention of the Committee or the Board of Directors.

S. The Committee will consider whether the RPA should meet with the Board of Directors to discuss any matters relative to the financial statements and to answer any questions that other directors might have.

T. The Committee will meet privately with the Chief Financial Officer and/or Chief Accounting Officer, no less than annually, to discuss any matters with the Committee that have not been raised or covered elsewhere.

U. The Committee will hold private sessions (Audit Committee members only) as needed for confidential discussion or debate.

4. Perform Other Oversight Functions as Requested by the Board of Directors.

A. The committee will, if necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist.

B. The Committee will recommend to the Board of Directors that the audited financial statements be included in the Annual Report and Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

C. The Committee will review and approve the report required by the Securities and Exchange Commission to be included in the Corporation’s annual Proxy Statement.

D. The Committee will review any certifications made by management and required to be provided to the Securities and Exchange Commission under applicable rules and regulations.

5. Report Activities Performed to the Board of Directors.

A. The Committee will maintain minutes or other records of meetings and activities of the Committee.

B. The Committee will report its activities to the Board of Directors on a regular basis so that the Board is kept informed of its activities on a current basis.

C. The Chairman of the Committee will describe the Committee’s significant activities during the year in a letter to the Board of Directors.

D. The Committee will review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board of Directors for approval.

E. The Committee will conduct an annual evaluation of Committee activities to assess its contribution and effectiveness in fulfilling its mandate.

Notwithstanding any provision to the contrary in this Charter, no rights or authority granted herein shall supersede any contractual rights or obligations provided in the Stockholders Agreement among the Company, The Toronto-Dominion Bank and the Ricketts Parties dated June 22, 2005.

APPENDIX B

TD AMERITRADE HOLDING CORPORATION
LONG-TERM INCENTIVE PLAN

(As Proposed to be Amended and Restated at the 2010 Stockholders Meeting)

1. History, Purpose and Term of Plan.

1.1.  History.  The Plan was originally adopted by the Ameritrade Holding Corporation (“Old Ameritrade”) effective as of October 1, 1996 (the “Original Effective Date”). Pursuant to an agreement and plan of merger, Old Ameritrade became a subsidiary of the Company, a newly formed corporation, effective as of September 9, 2002, and thereafter the Company assumed the Plan, and all outstanding obligations under the Plan. The Board approved an amendment and restatement of the Plan on September 7, 2005, and Company stockholders approved such amendment and restatement on January 4, 2006. The Board subsequently approved this amendment and restatement of the Plan on January 19, 2006 (the “2006 Restatement Date”), and Company stockholders approved this amendment and restatement of the Plan on March 9, 2006. The Board approved an additional amendment and restatement of the Plan, subject to Company stockholder approval, on November 9, 2009.

1.2.  Purpose.  The purposes of this Plan are to attract, retain and reward Service Providers and to promote the success of the Company’s business. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units.

1.3.  Term.  The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Awards granted under the Plan have lapsed. However, all Incentive Stock Options shall be granted, if at all, within ten (10) years from the 2006 Restatement Date.

2. Definitions and Construction.

2.1.  Definitions.  Whenever used herein, the following terms shall their respective meanings set forth below:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 3 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of stock-based awards or equity compensation programs under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events after the 2006 Restatement Date:

(i) A change in the ownership of the Company. A change in the ownership of the Company will occur on the date that any one person, or more than one person acting as a group, acquires ownership of the Stock of the Company that, together with the Stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Stock of the Company;

provided, however, that for purposes of this subsection (i), the acquisition of additional Stock by any one person, or more than one person acting as a group, who is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the Stock of the Company shall not be considered a Change of Control; or

(ii) A change in the effective control of the Company. A change in the effective control of the Company shall occur on the date that: (1) the Board determines, in its sole and absolute discretion, that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the Stock of the Company possessing up to fifty percent (50%) or more of the total voting power of the Stock of the Company, in each case whether such acquisition is by means of a tender offer, exchange offer, merger, business combination or otherwise; or (2) a majority of members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election. For purposes of this subsection (ii), if any one person, or more than one person acting as a group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same person or persons shall not be considered a Change of Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets. A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following shall not constitute a change in the ownership of a substantial portion of the Company’s assets: (1) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer; or (2) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s Stock; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding Stock of the Company; or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in this subsection 2.1(f)(iii)(2)(C). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2.1(f), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Additionally, for purposes of this Section 2.1(f), notwithstanding any public disclosure to the contrary, TD and the R Parties (as such terms are defined in the Stockholders Agreement) together will not be considered to have formed a group solely as a result of being parties or bound by the Stockholders Agreement and any future actions, agreements or arrangements between TD and the R Parties outside of the rights and obligations set forth in the Stockholders Agreement shall be taken into account when considering whether TD and the R Parties shall have formed a group in the future.

(g) “Consultant” means any person, including an advisor, engaged by the Company or a Related Entity to render services to such entity.

(h) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(i) “Committee” means a committee of Directors or other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 3 of the Plan.

(j) “Committee Designate” means any committee comprised of (1) one or more individual (or individuals) who are then serving as a member(s) of the Board or (2) one or more Officer (or Officers).

(k) “Company” means TD Ameritrade Holding Corporation, a Delaware corporation, or any successor thereto.

(l) “Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

(m) “Director” means a member of the Board.

(n) “Disability” means, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receipt by the Employee of income replacement benefits for a period of not less than three (3) months under an applicable disability benefit plan of the Company.

(o) “Dividend Right” means a credit, made at the discretion of the Committee, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.

(p) “Employee” means any person, including Officers and Directors, who are employed by the Company or a Related Entity. Neither service as a Director nor payment of a director’s fee by the Company or Related Entity will be sufficient to constitute “employment” by the Company or Related Entity.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Fair Market Value” means, as of any date and unless the Committee determines otherwise, the value of Stock determined as follows:

(i) If the Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing market composite price for such Stock as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii) If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Stock will be the mean between the high bid and low asked prices for the Stock for the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii) In the absence of an established market for the Stock, the Fair Market Value will be determined in good faith by the Committee.

(iv) Notwithstanding the preceding, for federal, state, and local income tax reporting purposes and for such other purposes as the Committee deems appropriate, the Fair Market Value shall be determined by the Committee in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

(s) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(t) “Non-Qualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(u) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(v) “Option” means an Incentive Stock Option or a Non-Qualified Stock Option granted pursuant to Section 6 of the Plan.

(w) “Option Price” means the price at which Shares may be purchased upon the exercise of an Option pursuant to Section 6.3.

(x) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(y) “Participant” means the holder of an outstanding Award.

(z) “Performance-Based Award” means any Award granted to selected Service Providers pursuant to this Plan, but which are subject to the terms and conditions set forth in Section 12. All Performance-Based Awards granted to Covered Employees are, unless specifically noted to the contrary by the Committee, intended to qualify as performance-based compensation under Section 162(m) of the Code.

(aa) “Performance Goals” means the goal(s) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (i) revenue, (ii) gross margin, (iii) operating margin, (iv) operating income, (v) pre-tax profit, (vi) pre-tax margin, (vii) earnings before interest, taxes, depreciation and amortization, (viii) net income, (ix) cash flow, (x) operating expenses, (xi) the market price of the Share, (xii) earnings per share, (xiii) earnings yield, (xiv) earnings yield spread, (xv) gross and net client asset growth, (xvi) gross and net account growth, (xvii) total stockholder return, (xviii) return on capital, (xix) return on assets, (xx) product quality, (xxi) economic value added, (xxii) number of customers, (xxiii) market share, (xxiv) return on investments, (xxv) profit after taxes, (xxvi) customer satisfaction, (xxvii) business divestitures and acquisitions, (xxviii) supplier awards from significant customers, (xxix) new product development, (xxx) working capital, (xxxi) individual objectives, (xxxii) time to market, (xxxiii) return on net assets, and (xxxiv) sales. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, passage of time and/or against another company or companies), (iii) on a per-share basis, (iv) against the performance of the Company as a whole or a segment of the Company, and (v) on a pre-tax or after-tax basis.

(bb) “Performance Period” means a period established by the Committee pursuant to Section 12 of the Plan at the end of which one or more Performance Goals are to be measured.

(cc) “Performance Share” means an Award granted to a Service Provider pursuant to Section 10 of the Plan.

(dd) “Performance Unit” means an Award granted to a Service Provider pursuant to Section 10 of the Plan.

(ee) “Period of Restriction” means the period during which the transfer of Restricted Stock or Restricted Stock Units are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, continued service, the achievement of Performance Goals, and/or the occurrence of other events as determined by the Committee.

(ff) “Plan” means this TD Ameritrade Holding Corporation Long-Term Incentive Plan.

(gg) “Related Entity” means any Parent, Subsidiary and any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or a Subsidiary holds a substantial ownership interest, directly or indirectly.

(hh) “Restricted Stock” means an Award granted to a Service Provider pursuant Section 8 of the Plan.

(ii) “Restricted Stock Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive the value associated with a share of Stock on a date determined in accordance with the provisions of the Plan and the Participant’s Award Agreement.

(jj) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(kk) “Section 16(b)” means Section 16(b) of the Exchange Act.

(ll) “Service Provider” means an Employee, Director or Consultant.

(mm) “Share” means a share of Stock, as adjusted in accordance with Section 5.3 of the Plan.

(nn) “Stock” means the common stock of the Company, or in the case of certain Stock Appreciation Rights or Performance Units, the cash equivalent thereof.

(oo) “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 7 of the Plan is designated as SAR.

(pp) “Stockholders Agreement” means that certain Stockholders Agreement among TD Ameritrade Holding Corporation, the stockholders listed on Exhibit A thereto and The Toronto-Dominion Bank dated as of June 22, 2005, and as most recently amended as of August 3, 2009.

(qq) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Administration.

3.1.  Administration.  The Plan shall be administered by the Administrator. Notwithstanding the foregoing, the Administrator, subject to the terms and conditions of the Plan, may delegate to any Committee Designate the authority to act as a subcommittee of the Board or Committee, as applicable, for purposes of making grants or awards under the Plan to Service Providers of the Company who are not subject to Section 16(a) of the Exchange Act as the Committee Designate shall determine in his or her sole discretion and the Committee Designate shall have the authority and duties of the Administrator with respect to such grants or awards, provided, however, that (a) such Awards shall not be granted for shares in excess of the maximum aggregate number of shares of Stock authorized for issuance pursuant to Section 5, (b) the exercise price per share of each Option shall be not less than the Fair Market Value per share of the Stock on the effective date of grant, and (c) each such Award shall be subject to the terms and conditions of the appropriate standard form of Award Agreement approved by the Administrator and shall conform to the provisions of the Plan and such other guidelines as shall be established from time to time by the Administrator.

3.2.  Authority of the Administrator.  In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Administrator shall have the full and final power and authority, in its discretion:

(a) to determine the Fair Market Value;

(b) to select the Service Providers to whom Awards may be granted hereunder;

(c) to determine the number of shares of Stock to be covered by each Award granted hereunder;

(d) to approve forms of Award Agreements for use under the Plan;

(e) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the Option Price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture or repurchase restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee, in its sole discretion, will determine;

(f) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(g) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws including qualifying for preferred tax treatment under such applicable foreign tax laws;

(h) to modify or amend each Award, including the discretionary acceleration of vesting and the authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in an applicable Award Agreement;

(i) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise, settlement or vesting of an Award that number of Shares or cash having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of any Shares to be withheld will be determined on the date that the amount of tax to be withheld is to be determined by the applicable closing price of the Shares as reported on the applicable stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, which the Stock is listed and as reported in The Wall Street Journal or such other source as the Committee deems reliable. All elections by a Participant to have Shares or cash withheld for this purpose will be made in such form and under such conditions as the Committee may deem necessary or advisable;

(j) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Committee;

(k) to allow a Participant, subject to compliance with all Applicable Laws, to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award;

(l) to determine whether Awards will be settled in Shares, cash or in any combination thereof;

(m) to determine whether Awards will be adjusted for Dividend Rights;

(n) to establish a program whereby Service Providers designated by the Committee can, subject to compliance with all Applicable Laws, reduce compensation otherwise payable in cash in exchange for Awards under the Plan;

(o) to issue Awards in satisfaction of obligations owed to any Participant under any other Company incentive or deferred compensation plan;

(p) to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and

(q) to make all other determinations deemed necessary or advisable for administering the Plan.

3.3.  Effect of Decisions and Determinations under Plan.  The decisions, determinations and interpretations of the Administrator will be final and binding on all Participants and any other holders of Awards.

3.4.  Administration with Respect to Officers.  With respect to participation by Officers in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.5.  No Repricing.  Notwithstanding anything in the Plan to the contrary, without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorom representing a majority of all outstanding shares of Stock is present or represented by proxy, the Administrator shall not approve a program providing for either (a) the cancellation of outstanding Options and/or SARs and the grant in substitution therefore of any new Awards, including specifically, without limitation, any new Options and/or SARS having a lower exercise price or (b) the amendment of outstanding Options and/or SARs to reduce the exercise price thereof. This Section 3.5 shall not be construed to apply to “issuing or assuming a stock option in a transaction to which Section 424(a) applies” within the meaning of Section 424 of the Code.

3.6.  Indemnification.  In addition to such other rights of indemnification as they may have as members of the Board, Officers or Employees of the Company, members of the Board and any Officers or Employees of the Company to whom authority to act for the Board or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4. Participation.  Subject to the terms and conditions of the Plan, the Administrator shall determine and designate, from time to time, from among the Service Providers those who will be granted one or more Awards under the Plan. In the discretion of the Administrator, and subject to the terms of the Plan, a Service Provider may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Service Provider. Except as otherwise agreed by the Administrator and the Participant, or except as otherwise provided in the Plan, an Award under the Plan shall not affect any previous Award under the Plan or an award under any other plan maintained by the Company.

5. Shares Subject to the Plan.

5.1.  Number of Shares Reserved.  The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions. Subject to the provisions of subsection 5.4, the number of shares of Stock which may be issued with respect to Awards under the Plan shall not exceed 39,000,000 shares in the aggregate.

5.2.  Reusage of Shares.

(a) In the event of the exercise or termination (by reason of forfeiture, expiration, cancellation, surrender or otherwise) of any Award under the Plan, that number of shares of Stock that was subject to the Award but not delivered shall again be available for Awards under the Plan.

(b) In the event that shares of Stock are delivered under the Plan as Restricted Stock or Restricted Stock Units and are thereafter forfeited or reacquired by the Company pursuant to rights reserved in the Award Agreement, such forfeited or reacquired shares of Stock shall again be available for Awards under the Plan.

(c) Notwithstanding the provisions of Sections 5.2(a) or (b), the following shares of Stock shall not be available for reissuance under the Plan: (i) shares of Stock with respect to which the Participant has received the benefits of ownership (other than voting rights), either in the form of dividends or otherwise; (ii) shares of Stock which are withheld from any Award or payment under the Plan to satisfy tax withholding obligations; (iii) shares of Stock which are surrendered to fulfill tax obligations; (iv) shares of Stock which are surrendered in payment of the Option Price upon the exercise of an Option; and (v) shares of Stock subject to the grant of SAR which are not issued upon settlement of the SAR.

5.3.  Adjustments to Shares Reserved.  In the event of any merger, consolidation, reorganization, recapitalization, spinoff, stock dividend, stock split, reverse stock split, exchange or other distribution with respect to shares of Stock or other change in the corporate structure or capitalization affecting the Stock, the type and number of shares of stock which are or may be subject to awards under the Plan and the terms of any Awards (including the price at which shares of stock may be issued pursuant to an Award) shall be equitably adjusted by the Administrator, in its sole discretion, to preserve the value of benefits awarded or to be awarded to Participants under the Plan.

5.4.  Individual Limits on Awards.  Notwithstanding any other provision of the Plan to the contrary, the following limitations shall apply to Awards under the Plan:

(a) No Service Provider shall be granted, in any fiscal year of the Company (1) an Option or SAR to purchase more than 4,000,000 Shares, (2) Restricted Stock or Restricted Stock Units covering more than 2,000,000 Shares, (3) Performance Shares covering more than 2,000,000 Shares or (4) Performance Units which could result in such Service Provider receiving more than $6,000,000.

(b) In connection with her or her initial employment and/or service with the Company, a Service Provider may be granted Options or SARs to purchase up to an additional 2,000,000 Shares, which shall not count against the limit set forth in subsection (a) above.

(c) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 5.3.

(d) If an Award is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a Change in Control), the cancelled Award will also be counted against the limits set forth in subsections (a) and (b) above.

(e) The determination made under this Section 5.4 shall be based on the shares subject to the Awards at the time of grant, regardless of when the Awards become exercisable and/or are settled.

6. Options.

6.1.  Term of Option.  The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time of the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Related Entity, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

6.2.  Restrictions Relating to Incentive Stock Options.  To the extent that the aggregate fair market value of Stock with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company) exceeds $100,000, such options shall be treated as Non-Qualified Stock Options, to the extent required by Section 422 of the Code.

6.3.  Option Price.  The Option Price shall be established by the Administrator or shall be determined by a method established by the Administrator at the time the Option is granted; provided, however, that in no event shall such price be less than 100% of the Fair Market Value of a share of Stock as of the date on which the Option is granted. Notwithstanding the foregoing, any Incentive Stock Option granted to an Employee who, at the time of grant, owns Stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or a Related Entity, the Option Price will be no less than 110% of the Fair Market Value on the date of grant.

6.4.  Waiting Period and Exercise Dates.  At the time an Option is granted, the Committee will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised. The Administrator, in its discretion, may impose such restrictions on shares of Stock acquired pursuant to the exercise of an Option (including stock acquired pursuant to the exercise of a tandem Stock Appreciation Right) as it determines to be desirable, including, without limitation, restrictions relating to disposition of the shares and forfeiture restrictions based on service, performance, Stock ownership by the Participant, and such other factors as the Administrator determines to be appropriate.

6.5.  Form of Consideration.  The Committee will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Committee will determine the acceptable form of consideration at the time of grant. Such consideration to the extent permitted by Applicable Laws may consist entirely of: (a) cash; (b) check; (c) other shares of Stock which meet the conditions established by the Committee to avoid any adverse financial accounting consequences (as determined solely by the Committee); (d) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; (e) consideration received by the Company under a net exercise program implemented by the Company in connection with the Plan, (f) any combination of the foregoing methods of payment; or (g) such other consideration and method of payment for the issuance of shares of Stock to the extent permitted by Applicable Laws.

6.6.  Exercise of Option.

(a) Procedure for Exercise; Rights as a Stockholder.  Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (x) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (y) full payment for the Shares with respect to which the Option is exercised (together with any applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the shares of Stock underlying such Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in the applicable Award Agreement.

Exercising an Option in any manner will decrease the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised. In addition, the exercise of an Option will result in the surrender of the corresponding rights under a tandem Stock Appreciation Right, if any.

(b) Termination of Service Provider Relationship.  If a Participant ceases to be an Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, and except to the extent terminated earlier pursuant to the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Committee, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Committee, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(c) Disability of Participant.  If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination as a result of Disability. Unless otherwise provided by the Committee, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(d) Death of Participant.  If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Committee. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Committee, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

6.7.  Reload Provision.  In the event the Participant exercises an Option that was granted on or prior to the 2006 Restatement Date and pays all or a portion of the Option Price in Stock, such Participant (either pursuant to the terms of the Option Award, or pursuant to the exercise of Committee discretion at the time the Option is exercised)

may be issued a new Option to purchase additional shares of Stock equal to the number of shares of Stock surrendered to the Company in such payment. Such new Option shall have an exercise price equal to the Fair Market Value per share on the date such new Option is granted, shall first be exercisable six months from the date of grant of the new Option and shall expire on the same date as the expiration date of the original Option so exercised by payment of the Option Price in shares of Stock. Options granted after the 2006 Restatement Date will not be subject to this reload provision in this Section 6.7.

7. Stock Appreciation Rights.

7.1.  Types of SARs Authorized.  SARs may be granted in tandem with all or any portion of a related Option or may be granted independently of any Option.

7.2.  Exercise Price and Other Terms.  The Administrator, subject to the provisions of the plan, will have complete discretion to determine the terms and conditions of each SAR granted under the Plan; provided, however, that (a) the exercise price per share subject to a tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to an independently granted SAR shall not be less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR.

7.3.  Exercise.  If a SAR is not in tandem with an Option, then the SAR shall be exercisable in accordance with the terms established by the Administrator at the time of grant and set forth in the Award Agreement. If a SAR is granted in tandem with an Option, then the SAR shall be exercisable at the time the tandem Option is exercisable. The exercise of a tandem SAR will result in the surrender of the corresponding rights under the related Option.

7.4.  Settlement of Award.  Upon the exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying: (a) the difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times (b) the number of shares of Stock with respect to which the SAR is exercised. At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in shares of Stock of equivalent value, or in some combination thereof.

7.5.  Terms and Expiration of SARs.  The Administrator, in its discretion, may impose such restrictions on shares of Stock acquired pursuant to the exercise of a SAR as it determines to be desirable, including, without limitation, restrictions relating to disposition of the shares and forfeiture restrictions based on service, performance, ownership of Stock by the Participant, and such other factors as the Administrator determines to be appropriate. Each SAR grant under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the requirements of Section 6.6 also will apply to SARs.

8. Restricted Stock.

8.1.  Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock to Service Providers in such amounts as the Committee, in its sole discretion, will determine.

8.2.  Restricted Stock Agreement.  Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Committee, in its sole discretion, will determine. Unless the Committee determines otherwise, Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

8.3.  Other Restrictions.  The Committee, in its sole discretion, may impose such other restrictions on Restricted Stock as it may deem advisable or appropriate, including granting such an Award of Restricted Stock subject to Performance Goals or to the requirements of Section 12.

8.4.  Removal of Restrictions.  Except as otherwise provided in the Plan or the applicable Award Agreement, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Committee, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

8.5.  Voting Rights.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Committee determines otherwise and as set forth in the Award Agreement.

8.6.  Dividend Rights.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock may be entitled to Dividend Rights with respect to such Shares to the extent provided in the Award Agreement. If any such Dividend Rights are paid in shares of Stock, the shares of Stock will be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid. Dividend Rights shall be settled in cash or in shares of Stock, as determined by the Administrator, shall be payable at the time and in the form determined by the Administrator, and shall be subject to such other terms and conditions as the Administrator may determine.

8.7.  Return of Restricted Stock to Company.  On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

9. Restricted Stock Units.

9.1.  Grant of Restricted Stock Units.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock Units to Service Providers in such amounts as the Committee, in its sole discretion, will determine.

9.2.  Restricted Stock Unit Agreement.  Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares to be issued in settlement of the Award, and such other terms and conditions as the Committee, in its sole discretion, will determine.

9.3.  Other Restrictions.  The Committee, in its sole discretion, may impose such other restrictions on Restricted Stock Units as it may deem advisable or appropriate, including granting such an Award of Restricted Stock Units subject to Performance Goals or to the requirements of Section 12.

9.4.  Settlement of Restricted Stock Units.  At the time of grant of any Restricted Stock Unit, the Committee will specify the settlement date applicable to each grant of Restricted Stock Units which will be no earlier than the vesting date or dates of the Award and may be determined at the election of the Participant. On the settlement date, the Company will transfer to the Participant either (a) one share of Stock or (ii) cash equal to the value of one such share of Stock for each Restricted Stock Unit scheduled to be paid out on such date and which was not previously forfeited.

9.5.  Voting Rights.  Service Providers holding Restricted Stock Units will not have any right to exercise voting rights with respect to the shares of Stock underlying such Restricted Stock Unit.

9.6.  Dividend Rights.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock Units may be entitled to Dividend Rights with respect to such Shares to the extent and in the manner provided in the Award Agreement. Dividend Rights shall be settled in cash or in shares of Stock, as determined by the Administrator, shall be payable at the time and in the form determined by the Administrator, and shall be subject to such other terms and conditions as the Administrator may determine.

9.7.  Return of Restricted Stock Units to Company.  On the date set forth in the Award Agreement, the Restricted Stock Units for which restrictions have not lapsed, and for which shares of Stock have not been issued in settlement of the Award, will revert to the Company and again will become available for grant under the Plan.

10. Performance Units and Performance Shares.

10.1.  Grant of Performance Units/Shares.  Subject to the terms and conditions of the Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

10.2.  Value of Performance Units/Shares.  Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

10.3.  Performance Objectives and Other Terms.  The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Participant) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Participants. The time period during which the performance objectives must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set Performance Goals based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

10.4.  Earning of Performance Units/Shares.  After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives for such Performance Unit/Share.

10.5.  Form and Timing of Payment of Performance Units/Shares.  Payment of earned Performance Units/Shares will be made as soon after the expiration of the applicable Performance Period at the time determined by the Administrator. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

10.6.  Cancellation of Performance Units/Shares.  On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11. Replacement Awards.  Each holder of an Award related to the common stock of Old Ameritrade which was granted pursuant to the Plan prior to the Assumption Date and which was outstanding as of the Assumption Date after giving effect to the transactions contemplated by the Merger Agreement (the “Existing Awards”), will, as of the Assumption Date, be automatically granted a “Replacement Award” under the Plan and the Existing Awards shall be cancelled in exchange for the Replacement Awards. The number of shares of Stock and, if applicable, the Option Price per share of Stock, subject to a Replacement Award shall be equal to the same number of shares of common stock of Old Ameritrade and, if applicable, the same Option Price per share, subject to corresponding Existing Award. Except as provided in the preceding sentence, the Replacement Awards granted pursuant to this Section 11 shall be subject to the same terms and conditions as the corresponding Existing Awards.

12. Terms and Conditions of Any Performance-Based Award.

12.1.  Purpose.  The purpose of this Section 12 is to provide the Committee the ability to qualify Awards (other than Options and SARs) that are granted pursuant to the Plan as qualified performance-based compensation under Section 162(m) of the Code. If the Committee, in its discretion, decides to grant a Performance-Based Award subject to Performance Goals to a Covered Employee, the provisions of this Section 12 will control over any contrary provision in the Plan; provided, however, that the Committee may in its discretion grant Awards to such Covered Employees that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Section 12.

12.2.  Applicability.  This Section 12 will apply to those Covered Employees which are selected by the Committee to receive any Award subject to Performance Goals. The designation of a Covered Employee as being subject to Section 162(m) of the Code will not in any manner entitle the Covered Employee to receive an Award under the Plan. Moreover, designation of a Covered Employee subject to Section 162(m) of the Code for a particular Performance Period will not require designation of such Covered Employee in any subsequent Performance Period and designation of one Covered Employee will not require designation of any other Covered Employee in such period or in any other period.

12.3.  Procedures with Respect to Performance Based Awards.  To the extent necessary to comply with the performance-based compensation of Section 162(m) of the Code, with respect to any Award granted subject to Performance Goals, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated period of time or period of service (or such other time as may be required or permitted by Section 162(m)), the Committee will, in writing, (a) designate one or more Participants who are Covered Employees, (b) select the Performance Goals applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amounts earned by a Covered Employee, the Committee will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period. Unless specifically provided otherwise by the Committee when establishing any Performance Goal, and only to the extent applicable to each particular Performance Goal, such Performance Goals shall be automatically adjusted to (a) the reflect the impact of any change in accounting standards that may be required by the Financial Accounting Standards Board after the adoption of the Performance Goal and (b) reflect the impact of any restatement of the Company’s financial statements as result of such a change in the accounting standards.

12.4.  Payment of Performance Based Awards.  Unless otherwise provided in the applicable Award Agreement, a Covered Employee must be employed by the Company or a Related Entity on the day a Performance-Based Award for such Performance Period is paid to the Covered Employee. Furthermore, a Covered Employee will be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved.

12.5.  Additional Limitations.  Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute qualified performance based compensation under Section 162(m) of the Code will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

13. Change in Control.

13.1.  Options and SARs.  In the event of a Change in Control, an outstanding Option or SAR that was granted on or after the 2006 Restatement Date may be (i) assumed or substituted with an equivalent option or SAR of the successor corporation or a Parent or Subsidiary of the successor corporation, (ii) replaced with a cash incentive program of the successor corporation or a Parent or Subsidiary of the successor corporation, or (iii) terminated. Unless determined otherwise by the Committee, in the event that the successor corporation does not assume, substitute or replace a Participant’s Option or SAR that was granted on or after the 2006 Restatement Date, the Participant shall, immediately prior to the Change in Control, fully vest in and have the right to exercise such Option or SAR that was granted on or after the 2006 Restatement Date and which is not assumed, substituted or replaced as to all of the Stock underlying the Award, including Shares as to which it would not otherwise be vested or exercisable. If an Option or SAR that was granted on or after the 2006 Restatement Date is not assumed, substituted or replaced in the event of a Change in Control, the Committee shall notify the Participant in writing or electronically that the Option or SAR that was granted on or after the 2006 Restatement Date shall be exercisable, to the extent vested, for a period of up to fifteen (15) days from the date of such notice, and the Option or SAR that was granted on or after the 2006 Restatement Date shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR that was granted on or after the 2006 Restatement Date shall be considered assumed if, following the Change in Control, the option or stock appreciation right confers the right to purchase or receive, for each Share of Stock subject to such Option or SAR immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR that was granted on or after the 2006 Restatement Date, for each Share of Stock subject to the Option or SAR that was granted on or after the 2006 Restatement Date, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Stock in the Change in Control. Notwithstanding anything herein to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-merger or post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

13.2.  Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units.  In the event of a Change in Control, an outstanding Award of Restricted Stock, Restricted Stock Unit, Performance Share or Performance Unit that was granted on or after the 2006 Restatement Date may be (i) assumed or substituted with an equivalent restricted stock, restricted stock unit, performance share or performance unit award of the successor corporation or a Parent or Subsidiary of the successor corporation, (ii) replaced with a cash incentive program of the successor corporation or a Parent or Subsidiary of the successor corporation, or (iii) terminated. Unless determined otherwise by the Committee, in the event that the successor corporation refuses to assume, substitute or replace a Participant’s Restricted Stock, Restricted Stock Unit, Performance Share or Performance Unit that was granted on or after the 2006 Restatement Date, the Participant shall, immediately prior to the Change in Control, fully vest in such Restricted Stock, Restricted Stock Unit, Performance Share or Performance Unit that was granted on or after the 2006 Restatement Date including as to Shares which would not otherwise be vested. For the purposes of this paragraph, a Restricted Stock, Restricted Stock Unit, Performance Share or Performance Unit award that was granted on or after the 2006 Restatement Date shall be considered assumed if, following the Change in Control, the award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Stock in the Change in Control. Notwithstanding anything herein to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-merger or post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

14. Miscellaneous.

14.1.  Limit on Distribution.  Distribution of shares of Stock or other amounts under the Plan shall be subject to the following:

(a) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(b) In the case of a Participant who is subject to Section 16(a) and 16(b) of the Exchange Act, the Administrator may, at any time, add such conditions and limitations to any Award to such Participant, or any feature of any such Award, as the Administrator, in its sole discretion, deems necessary or desirable to comply with Section 16(a) or 16(b) of the Exchange Act and the rules and regulations thereunder or to obtain any exemption therefrom.

(c) To the extent that the Plan provides for issuance of certificates to reflect the transfer of shares of Stock, the transfer of such shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

14.2.  Withholding.  All Awards and other payments under the Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Administrator, through the surrender of shares of Stock which the Participant already owns, or to which a Participant is otherwise entitled under the Plan; provided, however, that in no event shall the Fair Market Value of the number of shares withheld from any Award to satisfy tax withholding obligations exceed the amount necessary to meet the required Federal, state and local withholding tax rates then in effect that are applicable to the participant and to the particular transaction.

14.3.  Transferability.  Awards under the Plan are not transferable except as designated by a Participant by will or by the laws of descent and distribution. To the extent that the Participant who receives an Award under the Plan has the right to exercise such Award, the Award may be exercised during the lifetime of the Participant only by the Participant.

14.4.  Notices.  Any notice or document required to be filed with the Administrator under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Administrator, in care of the Company, at its principal executive offices. The Administrator may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan (other than a notice of election) may be waived by the person entitled to notice.

14.5.  Form and Time of Elections.  Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed with the Administrator at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Administrator shall require.

14.6.  Agreement With Company.  At the time of an Award to a Participant under the Plan, the Administrator may require a Participant to enter into an Award Agreement with the Company in a form specified by the Administrator, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Administrator may, in its sole discretion, prescribe.

14.7.  Limitation of Implied Rights.

(a) Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Company. Nothing contained in the Plan shall constitute a guarantee by the Company that the assets of such companies shall be sufficient to pay any benefits to any person.

(b) The Plan does not constitute a contract of employment, and selection as a Participant will not give any employee the right to be retained in the employ of the Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a shareholder of the Company prior to the date on which he fulfills all service requirements and other conditions for receipt of such rights.

14.8.  Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

14.9.  Gender and Number.  Where the context admits, words in one gender shall include the other gender, words in the singular shall include the plural and the plural shall include the singular.

14.10.  Severability.  Notwithstanding any contrary provision of the Plan or an Award to the contrary, if any one or more of the provisions (or any part thereof) of this Plan or the Awards shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan or Award, as applicable, shall not in any way be affected or impaired thereby.

14.11.  Date of Grant.  The date of grant of an Award will be, for all purposes, the date on which the Committee makes the determination granting such Award, or such other later date as is determined by the Committee. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

15. Amendment and Termination.

15.1.  Amendment and Termination.  The Administrator may at any time amend, alter, suspend or terminate the Plan.

15.2.  Stockholder Approval.  The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. Other than pursuant to Section 13, the Company also will obtain stockholder approval before implementing a program to reduce the exercise price of outstanding Options and/or SARs through a repricing or Award exchange.

15.3.  Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Company, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

REVOCABLE PROXY OF HOLDERS
OF COMMON STOCK
TD AMERITRADE HOLDING CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TD AMERITRADE HOLDING
CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 25, 2010 AND AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF.
The undersigned hereby appoints each of Ellen L.S. Koplow, William J. Gerber and Fredric J. Tomczyk, with full power of substitution, as proxies to represent and to vote as designated on the reverse of this card all of the shares of common stock of TD AMERITRADE Holding Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Hilton Omaha, 1001 Cass Street, Omaha, Nebraska, on Thursday, February 25, 2010, at 9:00 a.m., Central Standard Time, and at any postponement or adjournment of said meeting and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof, and to vote in his or her discretion on any other matters that may come before the meeting or any adjournments or postponements thereof.
1.	ELECTION OF CLASS II DIRECTORS
          (1) Marshall A. Cohen
          (2) William H. Hatanaka
          (3) J. Peter Ricketts
          (4) Allan R. Tessler
☐	For All

☐	Withhold All

☐	For All Except
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

2.	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending September 30, 2010.
☐ FOR     ☐ AGAINST     ☐ ABSTAIN

3.	LONG-TERM INCENTIVE PLAN. Approval of the amendment and restatement of the Company’s Long-Term Incentive Plan.
☐ FOR     ☐ AGAINST     ☐ ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE HEREIN, THIS PROXY WILL BE VOTED “FOR” ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES FOR DIRECTORS, “FOR” THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S LONG-TERM INCENTIVE PLAN.
     This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company or by filing with the Secretary of the Company a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of the Company called for February 25, 2010 and the Proxy Statement for the Annual Meeting prior to the signing of this proxy.

Dated:

(Signature)

(Signature if held jointly)
Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in the full corporate name by an authorized officer. If a partnership or LLC, please sign in firm name by an authorized partner or member.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
Please indicate if you plan to attend this meeting.      ☐ YES      ☐ NO